THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION (THE “COMMISSION” OR “SEC”) DOES NOT PASS UPON THE MERITS OF OR GIVE ITS APPROVAL TO ANY SECURITIES OFFERED OR THE TERMS OF THE OFFERING, NOR DOES IT PASS UPON THE ACCURACY OR COMPLETENESS OF ANY OFFERING CIRCULAR OR OTHER SOLICITATION MATERIALS. THESE SECURITIES ARE OFFERED PURSUANT TO AN EXEMPTION FROM REGISTRATION WITH THE COMMISSION; HOWEVER, THE COMMISSION HAS NOT MADE AN INDEPENDENT DETERMINATION THAT THE SECURITIES OFFERED ARE EXEMPT FROM REGISTRATION.

AN OFFERING STATEMENT PURSUANT TO REGULATION A RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE COMMISSION. INFORMATION CONTAINED IN THIS PRELIMINARY OFFERING CIRCULAR IS SUBJECT TO COMPLETION OR AMENDMENT. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED BEFORE THE OFFERING STATEMENT FILED WITH THE COMMISSION IS QUALIFIED. THIS PRELIMINARY OFFERING CIRCULAR SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR MAY THERE BE ANY SALES OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL BEFORE REGISTRATION OR QUALIFICATION UNDER THE LAWS OF ANY SUCH STATE. THE COMPANY MAY ELECT TO SATISFY ITS OBLIGATION TO DELIVER A FINAL OFFERING CIRCULAR BY SENDING YOU A NOTICE WITHIN TWO BUSINESS DAYS AFTER THE COMPLETION OF THE SALE THAT CONTAINS THE URL WHERE THE FINAL OFFERING CIRCULAR OR THE OFFERING STATEMENT IN WHICH SUCH FINAL OFFERING CIRCULAR WAS FILED MAY BE OBTAINED.

THE SECURITIES OFFERED HAVE NOT BEEN APPROVED OR DISAPPROVED BY ANY STATE REGULATORY AUTHORITY NOR HAS ANY STATE REGULATORY AUTHORITY PASSED UPON OR ENDORSED THE MERITS OF THE OFFERING OR THE ACCURACY OR ADEQUACY OF THIS OFFERING CIRCULAR. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

Form 1-A Offering Circular

Regulation A Tier 2 Offering

Offering Circular

For

Tokenova Worldwide, Inc.

a Nevada corporation

July 1, 2026

SECURITIES OFFERED	:	Equity in the form of Series A Preferred Stock Shares
MAXIMUM OFFERING AMOUNT	:	$75,000,000.00 for 7,500,000 Series A Preferred Stock Shares, plus up to 562,500 shares of Series A Preferred Stock to be issued as an incentive allocation and benefit to eligible investors based on their investment level*
MINIMUM OFFERING AMOUNT	:	None
MINIMUM INVESTMENT AMOUNT	:	$ 5,000.00 for 500.0 Series A Preferred Stock Shares
COMPANY CONTACT	:	Tokenova Worldwide, Inc.
6555 Sanger Road, Suite 100
Orlando, Florida 32827
(407) 250-8190

*: The Company is offering up to 7,500,000 shares of Series A Preferred Stock, plus a maximum of 562,500 additional shares of Series A Preferred Stock to be issued as an incentive allocation and benefit to eligible investors based on their investment level, as further described in this Offering Circular. No additional consideration will be received by the Company for the issuance of these additional Series A Preferred Stock shares, and the Company will not incur any additional costs in connection with their issuance. See “Plan of Distribution” for further details.

Generally, no sale may be made to you in this offering if the aggregate purchase price you pay is more than ten percent (10%) of the greater of your annual income or net worth. Different rules apply to accredited investors and non-natural persons. Before making any representation that your investment does not exceed applicable thresholds, subscribers and prospective investors are encouraged to review rule 251(d)(2)(i)(C) of Regulation A. For general information on investing, we encourage you to refer to www.investor.gov.

Tokenova Worldwide, Inc. (the “Company” or “Issuer”) is a Nevada corporation formed on March 31, 2026. The Company is building the ownership and intelligence infrastructure for the next industrial era. Tokenova Worldwide, Inc. intends to operate as a capital infrastructure enterprise that enables programmable ownership, operational intelligence, and governed liquidity for critical technology assets. Certain regulated activities, including broker-dealer and transfer agency functions, are conducted through appropriately licensed third-party providers in compliance with SEC and Finance Regulatory Agency (“FINRA”) requirements. By connecting institutional capital with high-quality infrastructure assets and operating platforms through compliant, digitally-enabled systems, the Company seeks to modernize capital formation and ownership in sectors critical to long-term economic and strategic advancement.

The Company is governed by a Board of Directors and managed by its Officers. Tokenova Worldwide, Inc. intends to operate as a capital infrastructure enterprise focused on building the ownership and intelligence infrastructure for critical technology assets. The Company intends to use the net proceeds of this Regulation A Tier 2 Offering (the “Proceeds”) to develop and scale its digitally-enabled capital markets infrastructure platform, support the integration of high-quality infrastructure assets and operating platforms, and fund working capital and operating expenses.

The Company is offering by means of this offering circular (the “Offering Circular”), equity in the Company in the form of Series A Preferred Stock Shares (the “Series A Preferred Shares,” or in the singular, a “Series A Preferred Share”) on a best-efforts basis to those subscribers and prospective investors who meet the investor suitability standards (the “Investor(s)”) as set forth herein. See “Investor Suitability Standards” below.

The Series A Preferred Shares are priced at ten U.S. dollars ($10.00) per Series A Preferred Share. The minimum investment amount per Series A Preferred Share Investor is five thousand U.S. dollars ($5,000.00), in exchange for five hundred (500.0) Series A Preferred Shares. The Series A Preferred Shares will be convertible into Class A Common Shares upon the fulfilment of certain conditions and procedures defined within the Company’s Amended and Restated Articles of Incorporation (see Exhibit 2b, Amended and Restated Articles of Incorporation). The Company does not intend to list the Series A Preferred Shares or any other Company capital stock for trading on any exchange or other trading market and no market for the Series A Preferred Shares or any other Company capital stock may exist in the future. See “Securities Being Offered” below.

Sales of the Series A Preferred Shares pursuant to this Regulation A Tier 2 Offering (the “Offering”) will commence immediately upon qualification by the United States Securities and Exchange Commission (the “Effective Date”) and will terminate on the earliest of: (a) the date upon which all Series A Preferred Shares have been sold, (b) exactly twelve (12) months after the Effective Date, or (c) the date the Company elects to terminate this Offering in its sole discretion (the “Offering Period”).

The Company will provide access to the Offering Circular and offer the Series A Preferred Shares via https://portal.criticaltech.exchange/tokenovaworldwide (the “Platform”) on a continuous and ongoing basis. Andes Capital Group LLC (“Andes Capital”), a FINRA member broker-dealer, will act as the Broker-Dealer of Record and Managing Broker-Dealer for this Offering. The Company may utilize additional FINRA broker-dealers as additional placement agents, compensated through Andes Capital as the Managing Broker-Dealer, to assist the Company in identifying prospective investors and procuring Proceeds in addition to the Company’s “best efforts.” The Company anticipates being able to accept funds for subscriptions in the forms of cryptocurrencies, wire and ACH transfers, personal and cashier checks, and credit cards. Proceeds from this Offering will be held in an escrow account administered by Encore Bank (“Encore”) until an Investor’s subscription has been successfully processed and the funds are transferred to a Company operating account for any corporate use. As of the date of this Offering Circular, the Company has engaged KoreTransfer USA, LLC as the transfer agent for this Offering. See “Plan of Distribution” below.

Persons who successfully subscribe for and purchase Series A Preferred Shares will be shareholders of the Company (“Series A Preferred Shareholders”) subject to the terms of the Amended and Restated Articles of Incorporation and Bylaws of Tokenova Worldwide, Inc. (Exhibit 2b and Exhibit 2c, respectively) and will hereinafter be referred to as “Investors” or in the singular an “Investor.” The acceptance of Investor funds may be briefly paused at times to allow the Company to effectively and accurately process and settle subscriptions that have been received.

This is the first offering of securities to the public by the Company and there are no selling securityholders in this Offering.

Prior to this Offering, there has been no public market for the Series A Preferred Shares or any other Company capital stock, and no public market is expected to develop. The Offering price for a Series A Preferred Share is arbitrary and does not bear any relationship to the value of the assets of the Company. The Company does not currently have plans to list or register any Series A Preferred Shares nor any other Company capital stock on any securities market. The Company is not required to register any Company capital stock with the SEC or any securities market. The management of the Company and Affiliates currently do not receive compensation from the Company though they may in the future and these transactions may involve certain conflicts of interest. See “Risk Factors,” “Compensation of Directors and Officers” and “Conflicts of Interest” below.

Investing in the Series A Preferred Shares are speculative and involves substantial risks, including risk of complete loss. Prospective Investors should subscribe for and purchase these securities only if they can afford a complete loss of their investment. See “Risk Factors” below. There may be material income tax risks associated with investing in the Company that prospective investors should also consider. See “Federal Tax Treatment” below.

RULE 251(D)(3)(I)(F) DISCLOSURE. RULE 251(D)(3)(I)(F) PERMITS REGULATION A OFFERINGS TO CONDUCT ONGOING CONTINUOUS OFFERINGS OF SECURITIES FOR MORE THAN THIRTY (30) DAYS AFTER THE QUALIFICATION DATE IF: (1) THE OFFERING WILL COMMENCE WITHIN TWO (2) DAYS AFTER THE QUALIFICATION DATE; (2) THE OFFERING WILL BE MADE ON A CONTINUOUS AND ONGOING BASIS FOR A PERIOD THAT MAY BE IN EXCESS OF THIRTY (30) DAYS OF THE INITIAL QUALIFICATION DATE; (3) THE OFFERING WILL BE IN AN AMOUNT THAT, AT THE TIME THE OFFERING CIRCULAR IS QUALIFIED, IS REASONABLY EXPECTED TO BE OFFERED AND SOLD WITHIN TWO (2) YEARS FROM THE INITIAL QUALIFICATION DATE; AND (4) THE SECURITIES MAY BE OFFERED AND SOLD ONLY IF NOT MORE THAN THREE (3) YEARS HAVE ELAPSED SINCE THE INITIAL QUALIFICATION DATE OF THE OFFERING, UNLESS A NEW OFFERING CIRCULAR IS SUBMITTED AND FILED BY THE COMPANY PURSUANT TO RULE 251(D)(3)(I)(F) WITH THE SEC COVERING THE REMAINING SECURITIES OFFERED UNDER THE PREVIOUS OFFERING; THEN THE SECURITIES MAY CONTINUE TO BE OFFERED AND SOLD UNTIL THE EARLIER OF THE QUALIFICATION DATE OF THE NEW OFFERING CIRCULAR OR ONE HUNDRED EIGHTY (180) CALENDAR DAYS AFTER THE THIRD ANNIVERSARY OF THE INITIAL QUALIFICATION DATE OF THE PRIOR OFFERING CIRCULAR. THE COMPANY INTENDS TO OFFER THE SECURITIES DESCRIBED HEREIN ON A CONTINUOUS AND ONGOING BASIS PURSUANT TO RULE 251(D)(3)(I)(F). THE COMPANY INTENDS TO COMMENCE THE OFFERING IMMEDIATELY AND NO LATER THAN TWO (2) DAYS FROM THE INITIAL QUALIFICATION DATE. THE COMPANY REASONABLY EXPECTS TO OFFER AND SELL THE SECURITIES STATED IN THIS OFFERING CIRCULAR WITHIN TWO (2) YEARS FROM THE INITIAL QUALIFICATION DATE.

The Company will commence sales of the Series A Preferred Shares immediately upon qualification of the Offering by the U.S. Securities and Exchange Commission.

OFFERING PROCEEDS TABLE

	Price to Public[1]	Underwriting Discounts and Commissions[2]	Proceeds to the Company[3]	Proceeds to other Persons[4]
Amount to be Raised per Series A Preferred Share	$10.00	1%	$9.90	$0.00
Minimum Investment Amount Per Investor	$5,000.00	1%	$4,950.00	$0.00
Maximum Offering Amount	$75,000,000.00	1%	$74,250,000.00	$0.00

1: The Offering price of a Series A Preferred Share to Investors was arbitrarily determined by the Company.

2: The Company is not using an underwriter for the sale of the Series A Preferred Shares. The commissions listed are those for Andes Capital Group, LLC (“Andes Capital”), a FINRA broker-dealer, acting as the Broker-Dealer of Record and Managing Broker-Dealer for this Offering on a best-efforts basis. Andes Capital will receive a Broker-Dealer of Record fee equal to one percent (1%) of the aggregate sales of the Series A Preferred Shares and potentially an Investor Outreach fee equal to five percent (5%) of the aggregate sales of the Series A Preferred Shares directly attributable to the efforts of Andes Capital or additional participating FINRA-member placement agents up to a maximum of $20,000,000 of Series A Preferred Shares (Investor Outreach Fee not to exceed $1,000,000). Andes Capital will further receive a one-time Onboarding and Consulting fee of $7,500 to cover expenses anticipated to be incurred by Andes Capital in connection with the initial onboarding of the Offering, including coordination with third-party vendors and general advisory services regarding the Offering. To the extent any such onboarding expenses are not actually incurred, the balance of this one-time fee will be reimbursed to the Company, pursuant to FINRA Rule 5110(g)(4)(A).

3: Series A Preferred Shares will be offered and sold directly by the Company, the Company’s Directors, Officers, affiliates and employees. No commissions for selling Series A Preferred Shares will be paid to the Company, the Company’s Directors, Officers, affiliates or employees.

4: There are no selling securityholders in this Offering.

i

 ii

SUMMARY OF THE OFFERING

The following information is only a brief summary of, and is qualified in its entirety by, the detailed information appearing elsewhere in this Offering. This Offering Circular, together with the exhibits attached including, but not limited to, the Company’s Amended and Restated Articles of Incorporation and the Bylaws of the Company (see Exhibits 2b and 2c, respectively), and the Subscription Agreement (see Exhibit 4), should be carefully read in their entirety before any investment decision is made. If there is a conflict between the terms contained in this Offering Circular and the Amended and Restated Articles of Incorporation or Bylaws, the terms contained within the Amended and Restated Articles of Incorporation or Bylaws shall prevail and control, and no subscriber or potential Investor should unduly rely on any reference herein to the Amended and Restated Articles of Incorporation or Bylaws without consulting the actual underlying document.

The Company intends to develop and operate a unified digital platform designed to support the structuring, issuance, and lifecycle management of private securities focusing upon issuing entities that intend to operate in critical technological and national security-related industries. See “Description of the Business” below.

COMPANY INFORMATION AND BUSINESS	Tokenova Worldwide, Inc. is a Nevada corporation with a principal place of business located at 6555 Sanger Road, Suite 100, Orlando, Florida 32827. Through this Offering, the Company is offering equity in the Company in the form of Series A Preferred Shares on a “best-efforts” and ongoing basis to qualified Investors who meet the Investor suitability standards as set forth herein. See “Investor Suitability Standards.” As further described in the Offering Circular, Tokenova Worldwide, Inc. is a capital infrastructure enterprise whose objective is to originate, structure, and coordinate capital for critical technology infrastructure assets. The Company integrates programmable ownership, operational intelligence, and governed liquidity through its licensed, regulated digital platform to support the structuring, issuance, and lifecycle management of private securities in AI & compute, energy, aerospace & space, advanced manufacturing, and defense & dual-use sectors.
COMPANY MANAGEMENT

The Company is a Nevada corporation governed by a Board of Directors and managed by Officers (the “Management”). All investment and operating decisions as well as the day-to-day management of all Company activity is vested solely in the Management.

The Series A Preferred Shares will neither possess voting rights nor the ability to direct or participate in any investment or operating decision made on behalf of Company.

THE OFFERING

This Offering is the first capital raise by the Company in its history. The Company is exclusively selling equity in the form of Series A Preferred Shares. The Company is offering a maximum of seven million five hundred thousand (7,500,000) Series A Preferred Shares plus a maximum possible five hundred sixty-two thousand (562,500) additional Series A Preferred Stock that may be issued as incentivizing allocations to subscribers based upon their subscription and capital investment level. Series A Preferred Shares will be issued by the Company to investors as security tokens native to a Level 1 digital ledger technology (“DLT”) blockchain and the investor will be able to access their holding(s) through an individual account established on the Company’s Platform. See “Plan of Distribution” section below.

The Company will use the Proceeds of this Offering to begin the execution of the Company’s business plan to develop and operate a digitally-enabled capital markets infrastructure platform focused on enabling regulated access to private market opportunities in critical technology sectors as well as making capital investments into exclusive entities within those select critical technology sectors.

SECURITIES BEING OFFERED

The Series A Preferred Shares are being offered at a purchase price of ten U.S. dollars ($10.00) per Series A Preferred Share. The Minimum Investment required is five thousand U.S. dollars ($5,000.00) for five hundred (500.0) Series A Preferred Shares per Investor. Upon purchase of the Series A Preferred Shares, a Series A Preferred Shareholder is granted certain rights further summarized in the “Securities Being Offered” section below.

The Series A Preferred Shares are non-voting and non-participating shares though shall be convertible at a ratio of one (1) Series A Preferred Stock share into one (1) Class A Common Stock share under certain conditions as specified in the Company’s Amended and Restated Articles of Incorporation (see Exhibit 2b).

The Series A Preferred Shares are not considered “restricted securities” and are freely transferrable in accordance with Regulation A of the Securities Act of 1933 (the “Securities Act”). No public market is expected to form with respect to the Series A Preferred Shares, the Company is not required to register any capital stock with the SEC and the Company does not intend to fund an account for the future repurchase of Series A Preferred Shares (also commonly known as a “sinking fund” for redemption of Company debt or shares).

COMPENSATION TO DIRECTORS AND OFFICERS

Neither the Company nor Management will be compensated through commissions for the sale of Series A Preferred Shares subscribed by Investors in this Offering.

Management is not currently compensated by the Company though it is anticipated that in the future Management will be compensated by the Company for the management and administration of Company operations through a salary. See “Compensation of Directors and Executive Officers” below for a more comprehensive description of Management compensation.

PRIOR EXPERIENCE OF COMPANY MANAGEMENT	The members of the Company’s Management are skilled entrepreneurs possessing decades of experience successfully engaged in commercial financing, business development and operating entities ranging from smaller high-growth start-up companies to multi-billion-dollar corporations. See also “Directors, Officers and Significant Employees” below.
INVESTOR SUITABILITY STANDARDS

The Series A Preferred Shares will not be sold to any person or entity unless such person or entity is a “Qualified Purchaser.” A Qualified Purchaser includes: (1) an “Accredited Investor” as that term is defined in Rule 501(a) of Regulation D promulgated under the Securities Act; or (2) all other Investors who meet the investment limitations set forth in Rule 251(d)(2)(i)(C) of Regulation A. Such persons as stated in (2) above must conform with the “Limitations on Investment Amount” section as described immediately below.

Each person or entity purchasing Series A Preferred Shares will be subject to the terms of the Amended and Restated Articles of Incorporation and Bylaws included as Exhibit 2b and 2c, respectively, and the Subscription Agreement which is included as Exhibit 4.

Each person or entity acquiring Series A Preferred Shares may be required to represent that he, she, or the entity is purchasing the Series A Preferred Shares for his, her, or the entity’s own account for investment purposes and not with a view to resell or distribute these securities.

Each prospective purchaser of Series A Preferred Shares may be required to furnish such information or certification as the Company may require in order to determine whether any person or entity purchasing Series A Preferred Shares is an Accredited Investor, if such status is claimed by the subscriber and prospective Investor.

LIMITATIONS ON INVESTMENT AMOUNTS

For Qualified Purchasers who are Accredited Investors, there is no limitation as to the amount of capital invested in the Company through the purchase of Series A Preferred Shares. For all other prospective purchasers that are not Accredited Investors, the aggregate purchase price paid to the Company for the purchase of Series A Preferred Shares cannot exceed ten percent (10%) of the greater of the purchaser’s (1) annual income or net worth, if the purchaser is a natural person; or (2) revenue or net assets for the purchaser’s most recently completed fiscal year if the purchaser is a non-natural person.

Different rules apply to Accredited Investors and non-natural persons. Each Investor should review to review Rule 251(d)(2)(i)(C) of Regulation A before purchasing Series A Preferred Shares.

COMMISSIONS FOR SELLING SERIES A PREFERRED SHARES

Series A Preferred Shares will be offered and sold directly by the Company, the Directors, Officers, affiliates and employees of the Company. No commissions will be paid to the Company, the Directors, Officers, affiliates or employees of the Company for selling the Series A Preferred Shares.

Andes Capital is the Broker-Dealer of Record and Managing Broker-Dealer for this Offering. As Broker-Dealer of Record will receive a one percent (1%) Broker-Dealer of Record fee on the aggregate sales of Series A Preferred Shares, up to seven hundred fifty thousand dollars ($750,000) if the Maximum Offering Amount of seventy-five million dollars ($75,000,000) is met. As Managing Broker-Dealer facilitating potential direct sales to investors, Andes Capital is entitled to an additional five percent (5%) Investor Outreach fee on the aggregate sales of Series A Preferred Shares that are attributable to either Andes Capital’s or another FINRA-member placement agent’s introduction and sales efforts (sales efforts not to exceed twenty million U.S. dollars ($20,000,000)). Total potential Investor Outreach fee is not to exceed one million U.S. dollars ($1,000,000).

Andes Capital will also receive a one-time Onboarding and Consulting Fee of seven thousand five hundred U.S. dollars ($7,500) to cover expenses anticipated to be incurred in connection with the initial onboarding of the Offering, including coordination with third-party vendors and general advisory services regarding the Offering. To the extent any such onboarding expenses are not actually incurred, the balance of this one-time fee will be reimbursed to the Company, pursuant to FINRA Rule 5110(g)(4)(A).

NO LIQUIDITY AND LIMITED TRANSFERABILITY	There is currently no public market for the Series A Preferred Shares nor any other class of Company capital stock and no public market is expected to develop. No Company capital stock is anticipated to be listed for trading on any exchange or automated quotation system, and the Company is not required to register any class of capital stock with the SEC or any exchange. The Series A Preferred Shares are not “restricted shares” and will be transferable as allowable by law under Regulation A of the Securities Act. See “Risk Factors” and “Securities Being Offered” below. The Company is not required to facilitate or otherwise participate in the secondary transfer of any Series A Preferred Shares. Prospective Investors are urged to consult their own legal advisors with respect to secondary trading or transfer of the Series A Preferred Shares. See “Risk Factors” below.
SELLING SECURITYHOLDERS	There are no selling security holders participating in this Offering.
SUBSCRIBER INCENTIVE ALLOCATIONS	Company shareholders may receive priority consideration for future company-sponsored opportunities, Special Purpose Vehicles (“SPVs”), co-investments, strategic investments, capital products, and other initiatives. Eligible investors may also qualify for incentive allocations of additional Series A Preferred Shares based upon the subscriber’s level of capital commitment to the Company such as a Founder Allocation (additional 3% for capital investments in excess of $50,000), Strategic Allocation (additional 5% for capital investments in excess of $100,000+), Leadership Allocation (additional 7.5% for capital investments in excess of $250,000), and Strategic Investor Circle benefits (for capital investments in excess of $1,000,000), which may include enhanced management access, quarterly strategy briefings, priority review of future opportunities, and participation privileges in select future offerings, subject to applicable law, regulatory requirements, offering terms, and Company discretion.
CONFLICTS OF INTEREST	Management personnel are currently the sole owners of the Company’s Class B Common Stock and currently possess exclusive control over all corporate matters that could require a vote of Company shareholders. Series A Preferred Shares are non-voting stock shares convertible into Class A Common Stock that possessing voting rights. The Class B Common Stock held by Company Management possess superior voting rights relative to the Class A Common Stock as defined in the Amended and Restated Articles of Incorporation. Affiliates of the Company have provided initial capital, through execution of Promissory Notes, to form and organize the Company as well as prepare all documents and enter into contacts with vendors related to the execution of this Offering. See “Affiliates,” “Conflicts of Interest,” “Interest of Management and Others in Certain Transactions,” and “Security Ownership of Management and Certain Securityholders” below.
COMPANY EXPENSES	Except as otherwise provided herein, the Company shall bear all costs and expenses associated with the costs of formation, organization, governance, preparation and execution of this Offering, and the operation of the Company, including, but not limited to, the annual tax preparation of the Company’s tax returns, any state and federal income tax due, accounting fees, filing fees, independent audit reports, costs and expenses associated with the development and operation of the proposed digitally-enabled capital markets infrastructure platform and any other corporate activity.

NOTICES

Investment Funds immediately available for Company use

The Offering is not underwritten by any FINRA broker-dealer and the Series A Preferred Shares are offered on a “best efforts” basis by the Company through the actions of its directors, officers and employees. The Company has not set a Minimum Offering Amount for this Offering and any proceeds received by the Company during the Offering Period will not be held in trust utilizing an escrow account conditioned on the aggregate amount of Proceeds raised through this Offering; therefore, any proceeds delivered to the Company following a successful subscription will be immediately available for any corporate purpose use at the Company’s sole discretion. Commencing on the qualification date of this Offering, all funds received by the Company in full payment of subscriptions for Series A Preferred Shares will be deposited into a corporate account and immediately available for any corporate purpose.

TREASURY DEPARTMENT CIRCULAR 230 NOTICE. TO ENSURE COMPLIANCE WITH CIRCULAR 230, INVESTORS ARE HEREBY NOTIFIED THAT: (I) ANY DISCUSSION OF FEDERAL TAX ISSUES CONTAINED OR REFERENCED TO IN THIS OFFERING CIRCULAR IS NOT INTENDED OR WRITTEN TO BE USED, AND CANNOT BE USED, BY INVESTORS FOR THE PURPOSE OF AVOIDING PENALTIES THAT MAY BE IMPOSED ON THEM UNDER THE INTERNAL REVENUE CODE OF 1986, AS AMENDED, OR THE CODE; (II) ANY SUCH DISCUSSION IS MADE IN CONNECTION WITH THE PROMOTION AND MARKETING BY THE ISSUER OF THE TRANSACTIONS OR MATTERS ADDRESSED IN THIS OFFERING CIRCULAR; AND (III) INVESTORS SHOULD SEEK ADVICE BASED ON THEIR PARTICULAR CIRCUMSTANCES FROM AN INDEPENDENT TAX ADVISER.

THIS OFFERING CIRCULAR HAS BEEN PREPARED FROM DATA SUPPLIED BY SOURCES DEEMED RELIABLE BY THE ISSUER AND DOES NOT KNOWINGLY CONTAIN ANY UNTRUE STATEMENT OF ANY MATERIAL FACT. IT CONTAINS A SUMMARY OF MATERIAL PROVISIONS OF DOCUMENTS REFERRED TO HEREIN. STATEMENTS MADE WITH RESPECT TO THE PROVISIONS OF SUCH DOCUMENTS ARE NOT COMPLETE AND REFERENCE IS MADE TO THE ACTUAL DOCUMENTS FOR COMPLETE REVIEW. THIS OFFERING CIRCULAR IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO SUCH DOCUMENTS AS THEY MAY BE AMENDED, AND ALL DOCUMENTS RELATED THERETO, COPIES OF WHICH WILL BE MADE AVAILABLE UPON REQUEST AND SHOULD BE THOROUGHLY REVIEWED PRIOR TO PURCHASING THE SECURITIES BEING OFFERED BY THE COMPANY.

FLORIDA RESIDENTS: INVESTORS WHO RESIDE IN FLORIDA ARE PROVIDED A THREE (3) DAY RIGHT OF RESCISSION OF ANY INVESTMENT TENDERED TO THE ISSUER AND CALCULATED FROM THE DATE OF THE SUBSCRIPTION.

NASAA LEGEND

BY ACCEPTANCE OF THIS OFFERING CIRCULAR, PROSPECTIVE INVESTORS RECOGNIZE AND ACCEPT THE NEED TO CONDUCT THEIR OWN THOROUGH INVESTIGATION AND DUE DILIGENCE BEFORE CONSIDERING A PURCHASE OF THE SECURITIES. IN MAKING AN INVESTMENT DECISION INVESTORS MUST RELY ON THEIR OWN EXAMINATION OF THE ISSUER AND THE TERMS OF THE OFFERING INCLUDING THE MERITS AND RISKS INVOLVED. THESE SECURITIES HAVE NOT BEEN RECOMMENDED BY ANY FEDERAL OR STATE SECURITIES COMMISSION OR REGULATORY AUTHORITY. FURTHERMORE, THE FOREGOING AUTHORITIES HAVE NOT CONFIRMED THE ACCURACY OR DETERMINED THE ADEQUACY OF THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

THESE SECURITIES MAY BE SUBJECT TO RESTRICTIONS ON TRANSFERABILITY AND RESALE AND MAY NOT BE TRANSFERRED OR RESOLD EXCEPT AS PERMITTED UNDER FEDERAL AND STATE SECURITIES LAWS. INVESTORS SHOULD BE AWARE THAT THEY MAY BE REQUIRED TO BEAR THE FINANCIAL RISKS OF THIS INVESTMENT FOR AN INDEFINITE PERIOD OF TIME.

NOTICE TO NON-UNITED STATES RESIDENTS

IT IS THE RESPONSIBILITY OF ANY ENTITIES WISHING TO PURCHASE THE SECURITIES TO SATISFY THEMSELVES AS TO FULL OBSERVANCE OF THE LAWS OF ANY RELEVANT TERRITORY OUTSIDE THE UNITED STATES IN CONNECTION WITH ANY SUCH PURCHASE, INCLUDING OBTAINING ANY REQUIRED GOVERNMENTAL OR OTHER CONSENTS OR OBSERVING ANY OTHER APPLICABLE FORMALITIES.

BY ACCEPTANCE OF THIS OFFERING CIRCULAR, INVESTORS RECOGNIZE AND ACCEPT THE NEED TO CONDUCT THEIR OWN THOROUGH INVESTIGATION AND DUE DILIGENCE BEFORE CONSIDERING A PURCHASE OF THE SECURITIES. THE CONTENTS OF THIS OFFERING CIRCULAR SHOULD NOT BE CONSIDERED TO BE INVESTMENT, TAX, OR LEGAL ADVICE AND EACH PROSPECTIVE INVESTOR SHOULD CONSULT WITH THEIR OWN COUNSEL AND ADVISORS AS TO ALL MATTERS CONCERNING AN INVESTMENT IN THE SECURITIES THROUGH THIS OFFERING.

PATRIOT ACT RIDER

THE INVESTOR HEREBY REPRESENTS AND WARRANTS THAT THE INVESTOR IS NOT, NOR IS IT ACTING AS AN AGENT, REPRESENTATIVE, INTERMEDIARY OR NOMINEE FOR, A PERSON IDENTIFIED ON THE LIST OF BLOCKED PERSONS MAINTAINED BY THE OFFICE OF FOREIGN ASSETS CONTROL, U.S. DEPARTMENT OF TREASURY. IN ADDITION, THE INVESTOR HAS COMPLIED WITH ALL APPLICABLE U.S. LAWS, REGULATIONS, DIRECTIVES, AND EXECUTIVE ORDERS RELATING TO ANTI-MONEY LAUNDERING, INCLUDING BUT NOT LIMITED TO THE FOLLOWING LAWS:

(1) THE UNITING AND STRENGTHENING AMERICA BY PROVIDING APPROPRIATE TOOLS REQUIRED TO INTERCEPT AND OBSTRUCT TERRORISM ACT OF 2001, PUBLIC LAW 107-56, AND (2) EXECUTIVE ORDER 13224 (BLOCKING PROPERTY AND PROHIBITING TRANSACTIONS WITH PERSONS WHO COMMIT, THREATEN TO COMMIT, OR SUPPORT TERRORISM) OF SEPTEMBER 11, 2001.

COMPANY MANAGEMENT HAS PROVIDED ALL OF THE INFORMATION STATED HEREIN.

THE ISSUER AND COMPANY MANAGEMENT MAKE NO EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY AS TO THE COMPLETENESS OF THIS INFORMATION OR, IN THE CASE OF PROJECTIONS, ESTIMATES, FUTURE PLANS, OR FORWARD LOOKING ASSUMPTIONS OR STATEMENTS, AS TO THEIR ATTAINABILITY OR THE ACCURACY AND COMPLETENESS OF THE ASSUMPTIONS FROM WHICH THEY ARE DERIVED, AND IT IS EXPECTED THAT EACH PROSPECTIVE INVESTOR WILL PURSUE HIS, HER, OR THE ENTITY’S OWN INDEPENDENT INVESTIGATION.

IT MUST BE RECOGNIZED THAT ESTIMATES OF THE COMPANY’S PERFORMANCE ARE NECESSARILY SUBJECT TO A HIGH DEGREE OF UNCERTAINTY AND MAY VARY MATERIALLY FROM ACTUAL RESULTS.

FORWARD LOOKING STATEMENTS

Forward-looking statements are inherently uncertain due to the fact they address potential events or outcomes occurring in the future and not historical data. This Offering Circular contains forward-looking statements that involve various risks and uncertainties. The use of words such as “anticipated,” “projected,” “forecasted,” “estimated,” “pro forma,” “prospective,” “believes,” “expects,” “plans,” “future,” “intends,” “should,” “can,” “could,” “might,” “potential,” “continue,” “may,” “will,” and similar expressions identify these forward-looking statements. Investors should not place undue reliance on these forward-looking statements, which may apply only as of the date of this Offering Circular, and the Company undertakes no obligation to publicly update or revise any forward-looking information, other than as required by applicable law.

INVESTOR SUITABILITY STANDARDS

All persons who purchase Series A Preferred Shares of the Company pursuant to the Subscription Agreement, attached hereto as Exhibit 4, must comply with the Investor Suitability Standards as provided below. It is the responsibility of the purchaser of the Series A Preferred Shares to verify compliance with the Investor Suitability Standards. The Company may request that a prospective purchaser and Investor verify compliance, but the Company is under no obligation to do so. By purchasing Series A Preferred Shares pursuant to this Offering, the prospective purchaser and Investor self-certifies compliance with the Investor Suitability Standards. If, after the Company receives a prospective Investor’s funds and transfers ownership of the Series A Preferred Shares, the Company discovers that the prospective Investor does not comply with the Investor Suitability Standards as provided, the transfer will be deemed null and void ab initio and the Company will return the prospective Investor’s funds to the purported purchaser. The amounts returned to the purported purchaser will be equal to the purchase price paid for the Series A Preferred Shares less any costs incurred by the Company in the initial execution of the null purchase and any costs incurred by the Company in returning the prospective Investor’s funds. These costs may include any transfer fees, sales fees and commissions, or other fees paid to transfer agents or brokers.

The Company’s Series A Preferred Shares are being offered and sold only to “Qualified Purchasers” as defined in Regulation A.

Qualified Purchasers include:

(i) “Accredited Investors” defined under Rule 501(a) of Regulation D (as explained below); and,

(ii) All other Investors so long as their investment in the Company’s Series A Preferred Shares does not represent more than ten percent (10%) of the greater of the Investor’s, alone or together with a spouse or spousal equivalent, annual income or net worth (for natural persons), or ten percent (10%) of the greater of annual revenue or net assets at fiscal year-end (for non-natural persons).

The Series A Preferred Shares are offered hereby and can be sold to Investors that meet one (1) of the two (2) categories of Qualified Purchasers provided above. To qualify as an Accredited Investor, for purposes of satisfying one (1) of the tests in the Qualified Purchaser definition, an Investor must meet one (1) of the following conditions:

1) An Accredited Investor, in the context of a natural person, includes anyone who:

(i) Earned income that exceeded $200,000 (or $300,000 together with a spouse or spousal equivalent) in each of the prior two years, and reasonably expects the same for the current year; or

(ii) Has a net worth over $1,000,000, either alone, or together with a spouse or spousal equivalent (excluding the value of the person’s primary residence); or

(iii) Holds in good standing a Series 7, 65, or 82 license.

2) Additional Accredited Investor categories include:

(i) Any bank as defined in Section 3(a)(2) of the Act, or any savings and loan association or other institution as defined in Section 3(a)(5)(A) of the Securities Act, whether acting in its individual or fiduciary capacity; any broker or dealer registered pursuant to Section 15 of the Securities and Exchange Act of 1934 (the “Exchange Act”); any investment advisor registered pursuant to Section 203 of the Investment Advisers Act of 1940 (the “Investment Advisors Act”) or registered pursuant to the laws of a state; any investment adviser relying on the exemption from registering with the Commission under Section 203(l) or (m) under the Investors Advisers Act; any insurance company as defined in Section 2(a)(13) of the Securities Act; any investment company registered under the Investment Fund Act of 1940 or a business development company as defined in Section 2(a)(48) of that Act; any Small Business Investment Company (SBIC) licensed by the U.S. Small Business Administration under Section 301(c) or (d) of the Small Business Investment Act of 1958; any Rural Business Investment Company as defined in Section 384A of the Consolidated Farm and Rural Development Act; any plan established and maintained by a State, its political subdivisions, or any agency or instrumentality of a state or its political subdivisions, for the benefit of its employees, if such plan has total assets in excess of $5,000,000; any employee benefit plan within the meaning of the Employee Retirement Income Security Act of 1974 if the investment decision is made by a plan fiduciary, as defined in Section 3(21) of such Act, which is either a bank, savings and loan association, insurance company, or registered investment adviser, or if the employee benefit plan has total assets in excess of $5,000,000 or, if a self-directed plan, with investment decisions made solely by persons who are Accredited Investors;

(ii) Any private business development company as defined in Section 202(a)(22) of the Investment Advisors Act of 1940;

(iii) Any organization described in Section 501(c)(3) of the Internal Revenue Code of 1986, as amended (the “Code”), corporation, Massachusetts or similar business trust, or partnership, or limited liability company, not formed for the specific purpose of acquiring the securities offered, with total assets in excess of $5,000,000;

(iv) Any director or executive officer, or general partner of the issuer of the securities being offered or sold, or any director, executive officer, or general partner of a general partner of that issuer;

(v) Any trust, with total assets in excess of $5,000,000, not formed for the specific purpose of acquiring the securities offered, whose purchase is directed by a sophisticated person as described in Section 506(b)(2)(ii) of the Securities Act;

(vi) Any entity in which all of the equity owners are Accredited Investors as defined above;

(vii) Any natural person who is a “knowledgeable employee,” as defined in Rule 3c-5(a)(4) under the Investment Company Act (17 CFR 270.3c-5(a)(4)), of the issuer of the securities being offered or sold where the issuer would be an investment company, as defined in Section 3 of such Act, but for the exclusion provided by either Section 3(c)(1) or Section 3(c)(7) of such Act;

(viii) Any “family office,” as defined in Rule 202(a)(11)(G)-1 under the Investment Advisers Act (17 CFR 275.202(a)(11)(G)-1):

(a)	With assets under management in excess of $5,000,000;
(b)	That is not formed for the specific purpose of acquiring the securities offered; and
(c)	Whose prospective investment is directed by a person who has such knowledge and experience in financial and business matters that such family office is capable of evaluating the merits and risks of the prospective investment.

(ix) Any “family client,” as defined in Rule 202(a)(11)(G)-1 under the Investment Advisers Act (17 CFR 275.202(a)(11)(G)-1)), of a family office meeting the requirements defined in the immediately preceding criterion and whose prospective investment in the issuer is directed by such family office pursuant to the “family office” sub-criterion (c) above; and,

(x) Any entity, of a type not listed in criteria (i), (ii), (iii), (v) or (vi) above, not formed for the specific purpose of acquiring the securities offered, owning investments in excess of $5,000,000 where “investments” for the purposes of this criterion is defined in Rule 2a51-1(b) under the Investment Company Act (17 CFR 270.2a51-1(b)).

Each prospective purchaser of Series A Preferred Shares may be required to furnish such information as the Company may demand, in its sole discretion, to determine whether any person or entity purchasing Series A Preferred Shares is an Accredited Investor.

RISK FACTORS

The Company commenced preliminary business development operations on March 31, 2026 and is organized as a corporation under Chapter 78 of Nevada Revised Statutes (the “NRS”) and the laws of the State of Nevada. Accordingly, the Company has only a limited history upon which an evaluation of its prospects and future performance can be made. The Company’s proposed operations are subject to all business risks associated with new enterprises. The likelihood of the Company’s success must be considered in light of the problems, expenses, difficulties, complications, and delays frequently encountered in connection with the development of real estate and operations of a senior living community, in a competitive industry. There is a possibility that the Company could sustain losses in the future.

There can be no assurances that the Company will operate profitably. An investment in the Series A Preferred Shares involves a number of risks. Investors should carefully consider the following risks and other information in this Offering Circular before purchasing any Series A Preferred Shares. Without limiting the generality of the foregoing, Investors should consider, among other things, the following risk factors:

Inadequacy Of Funds

Gross Offering Proceeds up to seventy-five million dollars ($75,000,000.00) may be realized. The Company’s Management believes that such Proceeds will capitalize and sustain the Company sufficiently to allow for the implementation of its business plan as it relates to the development and operation of a unified platform designed to support the structuring, issuance, and lifecycle management of private securities. If only a fraction of this Offering is sold, or if certain assumptions contained in Company’s business plans prove to be incorrect, the Company may have inadequate funds to fully develop its business in accordance with its business model and may need debt financing or other capital investment to fully implement the Company’s business plans. Furthermore, if the funds raised through this Offering are inadequate, the percentage of equity ownership of an Investor may be reduced in the future if the Company is required to raise additional capital through the issuance of additional capital stock shares with rights and preferences as determined in the sole discretion of the Company.

Dependence On Management

In the early stages of development, the Company’s business will be significantly dependent on the experience, knowledge, skills, abilities and networks of the Company’s Directors and Officers to effectively implement the Company’s business plan. The Company currently does not possess “key man” insurance policies covering either the life or ability to perform for any director or officer of the Company. The loss of any of the Company’s Directors or Officers for any reason could have a material adverse effect on the Company’s business, operating results and financial conditions.

Limited Operating History Which Makes Future Performance Difficult to Predict

The Company possesses a limited operating history and operating capital. Prospective investors should consider an investment in the Series A Preferred Shares of this Offering in light of the risks, uncertainties and difficulties frequently encountered by other newly formed companies with similar objectives as the Company. The Company will possess minimal operating capital and for the foreseeable future will be dependent upon its ability to finance operations from the sale of equity or other financing alternatives which may include various forms of indebtedness. The failure to successfully raise adequate operating capital could result in Company bankruptcy or other event which would have a material adverse effect on the Company and its Investors. With the Company possessing a limited operating history and operating capital there can be no assurance that the Company will achieve its investment or operating objectives.

Substantial Doubt Exists Regarding the Company’s Ability to Continue as a Going Concern

The Company was incorporated on March 31, 2026 and, as of the date of this Offering Circular, the Company has not generated any revenue and our operations have been funded through advances from affiliates. As of May 31, 2026, the Company possesses negative working capital and an accumulated deficit of one hundred thousand five hundred thirty-eight U.S. dollars ($100,538). The ability of the Company to continue as a going concern is dependent upon future sales and obtaining additional capital and financing. While the Company believes in the viability of its ability to raise additional funds, there can be no assurances to that effect. As such, substantial doubt exists regarding the Company’s ability to continue as a going concern for a period of at least twelve (12) months from the date of this filing. Failure to raise additional short-term capital could have a negative impact on not only the Company’s financial condition but also upon the Company’s viability.

Investors Should Seek Their Own Independent Counsel

Investors in the Company have not been represented by independent counsel with respect to the Company or this Offering. Attorneys assisting in the formation and governance of the Company and the preparation of this Offering Circular have represented only the Company and were directed by its principals. The terms of the Company’s Amended and Restated Articles of Organization and Bylaws which include indemnification, duties of the Company’s Management and the rights and responsibilities assigned to the Company’s capital stock shares, were not negotiated at arm’s length. Potential investors are advised to seek the opinions of independent legal and tax counsel prior to investing in the Company. (See also “Fiduciary Responsibility of the Management” and “Securities Being Offered” below.)

The Company is Not Subject to Sarbanes-Oxley Regulations and May Lack the Financial Controls and Procedures of Public Companies

The Company may not have the internal control infrastructure that would meet the standards of a public company, including the requirements of the Sarbanes-Oxley Act of 2002. As a privately-held (non-public) Company, the Company is currently not subject to the Sarbanes-Oxley Act of 2002, and its financial and disclosure controls and procedures reflect its status as a development stage, non-public company. There can be no guarantee that there are no significant deficiencies or material weaknesses in the quality of the Company’s financial and disclosure controls and procedures. If the Company were necessary to implement such financial and disclosure controls and procedures, the cost to the Company of such compliance could be substantial and could have a material adverse effect on the Company’s results of operations and financial conditions.

Sensitivity to General Economic Conditions

The financial success of the Company can generally be identified as being sensitive to any adverse changes and trends in the general macro- or micro-economic conditions of the United States, such as recession, inflation, unemployment, and interest rates. Such changing economic conditions could reduce demand in the marketplace for the Company products and services or increase Company expenses relative to its production of goods and the provision of services. The Company has no control over these general economic conditions, their changes nor their effects on business or consumer behavior which could produce or cause a material adverse effect on the Company’s business, results of operations and financial conditions.

Possible Fluctuations in Company Operating Results

The Company’s operating results may fluctuate significantly from period to period as a result of a variety of economic and social factors, including many factors that are not in the control of the Company. Some factors that may contribute to operating result fluctuations include, but are not limited to: purchasing patterns of securities investors; securities investor demands; number of and types of companies offering securities; timing and market acceptance of new services and investing platform changes introduced by the Company; competitive substitute offerings and securities-offering platforms; debt service requirements and principal-reduction payments; variances in Company revenue rates, capitalization rates, and future platform utilization rates; material increases in insurance and digital-system security costs; potential liabilities associated with Company sponsored subsidiaries and offerings; inability to obtain favorable short-term or long-term financing; and general economic conditions. Consequently, Company revenues and expenses may vary by fiscal quarter, and the Company’s operating results may experience material fluctuations and variations which may cause material adverse effect(s) on the Company’s business, operating results and financial condition.

Risks Of Borrowing and Indebtedness

Since the Company is likely to incur or utilize various forms of indebtedness in the execution of the business plan, which may include but not limited to lines-of-credit, short-term borrowing or long-term debt, a portion of the Company’s cash flow will have to be dedicated to the payment of principal and interest on such indebtedness. There is no guarantee that Company will be able to refinance outstanding indebtedness or refinance the indebtedness at terms that are advantageous or acceptable to the Company. Typical loan agreements also might contain restrictive covenants which may impair the Company’s operating flexibility. Such typical loan agreements would also provide for default under certain circumstances, such as a failure to meet certain financial covenants defined within the loan agreement. A default by the Company under a loan agreement could result in the loan becoming immediately due and payable and, if unpaid, a judgment in favor of such lender which would be senior to the rights of owners of the Company’s securities. A judgment creditor could have the right to foreclose on any of Company’s assets resulting in a material adverse effect on the Company’s business, operating results and financial condition.

Changes to Execution of The Business Plan Possible

The Company’s business plan will focus on developing and operating a small-business capital markets infrastructure platform and that focus may change. The Company’s primary business endeavor of investing in the development of a digital-infrastructure platform utilizing the various technologically advanced equipment and software required to produce a robust, functional capital markets platform is capital intensive and may be subject to a variety of statutory and regulatory requirements as well as influenced by variable market conditions. The technologies anticipated to be used in the development of digital-infrastructure platform may advance faster than the Company can efficiently implement into their platform designs or operations requiring the Company to modify platform designs or operations based upon the dynamics of the technological advancements experienced. The Company’s Management believes that the Company’s chosen business plan and strategies are achievable in light of current economic and legal conditions with the background, experience, knowledge, skills, and abilities of the Company’s Directors, Officers, affiliates and advisors. The Company’s Management reserves the right to make significant modifications to the Company’s stated investment strategies, platform development and business operations depending upon future events and market conditions.

Management Discretion as To Use of Proceeds

The net proceeds from this Offering will be used for the purposes described under the “Use of Proceeds” section. The Company reserves the right to use the funds obtained from this Offering for other similar purposes not presently contemplated which the Company deems to be in the best interests of the Company and its shareholders in order to address changed circumstances or perceived opportunities. As a result of the foregoing, the success of the Company will be substantially dependent upon the discretion and judgment of Management with respect to the application and allocation of the net proceeds raised from this Offering. Investors in the Series A Preferred Shares offered hereby will be entrusting their funds to the Company’s Management, upon whose judgment and discretion the Investors must depend.

Control of Company Activity Exclusive to Management

The Company’s Directors and Officers possess exclusive control on all investment decisions, operations, management and the day-to-day activities of the Company. Investors in this Offering will have no control or input in determining the investment strategies implemented by Management, the decisions regarding Company operations or any day-to-day activities of the Company. The Management may change investment strategies or Company operations from time-to-time at the sole discretion of the Management without requesting or requiring the input of Series A Preferred Share Investors and no assurances can be given that such a change in investment strategy or Company operations would not be adverse to the interests of the Company’s Investors. Further, the Company’s Series A Preferred Shares are non-voting shares and do not possess the right to take part in the conduct or control of any business matter related to or concerning the management and operations of the Company.

The Company's Success Depends on the Performance of Co-Investors, Partners, Distributors, Contractors and Suppliers

The Company will be dependent on our co-investors, corporate partners, distributors, contractors and suppliers during the execution of the business plan including development, construction and operation of the proposed capital-markets infrastructure platform. The loss of or lack of performance by the Company’s co-investors, corporate partners, distributors, contractors or suppliers that provide key products or services associated with the development, construction or operation of the Company’s infrastructure platform could harm the Company's business, financial condition, cash flow and performance. In the event a Company co-investor is unable to timely provide funds in accordance with any investment agreements or service contracts, the Company may be required to provide additional funds or possibly lose its investment in a project intended to create improvement(s) to or within the infrastructure platform if funds are not available and the project is abandoned. Similarly, in the event that a key supplier of either labor or products to the operation of the proposed infrastructure platform were to be unable to perform their duties, the Company may experience increased expenses or possibly the inability to operate the infrastructure platform until the labor, products or services are replaced. Loss of or non-performance of a co-investor, corporate partner, distributor, contractor or supplier may cause adverse material effect on the Company’s operating results and financial condition. Consequently, you should not invest in the Company unless you are willing to entrust the Company Management’s selection of co-investors and the selection and contracting of corporate partners, contractors and suppliers to provide key products and services to the Company in the development and operation of the infrastructure platform.

Damage to Reputation Could Negatively Impact our Business, Results of Operations and Financial Condition

The Company’s reputation and the quality of the Company’s brand, infrastructure platform, operations, subsidiaries and facilities are critical to our business success and will be instrumental to the Company’s future success as the Company forms and enters into any new corporate relationships, products, services and markets. Any incident that erodes confidence in the Company’s brand, infrastructure platform, operations, subsidiaries or facilities could significantly reduce the Company's economic value and damage the Company’s brand, infrastructure platform, business and future business opportunities. The Company may be adversely affected by any negative publicity, regardless of the source or accuracy of the information. Also, there has been a marked increase in the use of social media platforms and similar devices, including blogs, social media websites and other forms of internet-based communications that provide individuals with access to a broad audience. The availability of information on social media platforms is virtually immediate as is its impact. Information posted may be adverse to the Company’s interests or may be inaccurate, each of which may harm the Company’s brand, infrastructure platform, performance, prospects or business. The harm may be immediate and may disseminate rapidly and broadly, without affording the Company an opportunity for redress or correction. The costs to the Company to correct inaccuracies or attempt to repair any reputational damage to Company’s brand, infrastructure platform, operations, subsidiaries or facilities may be significant and require material expenditures over an unknown duration. Reputational damage could result in a material adverse effect on the Company’s brand, business, operating results and financial condition.

Investors Will be Unable to Evaluate Company’s Capital Markets Platform or Asset Portfolio Prior to Investment

The Company does not own any real property, personal business property or other tangible assets prior to or at the time of this Offering. None of the real property, business property, operating companies, the capital markets infrastructure platform, or other tangible assets in which the Company will invest in or develop are identified at this time; therefore, any potential Investor is unable to review and evaluate the Company’s property or business asset portfolio to determine whether to invest in the Company. However, the general business goals of the Company are to invest in the development and operation of a digitally-enabled capital markets infrastructure platform focused upon enabling regulated access to private market opportunities in critical technology sectors as further described herein. The Company may later have a specific, identifiable portfolio of real property, business property, operating companies and tangible assets which an Investor may be able to review in accordance with Company established policies and public disclosures.

Investors Will Have No Opportunity to Evaluate or Approve of Future Acquisitions or Capital Investments

The Company’s business model includes requiring the Company to identify and actively pursue winning management teams and disruptive entrepreneurs in early-stage companies aimed at causing disruption within their industry and either leading or participating in unproven or novel innovations in advanced technology. These early-stage companies are anticipated to either utilize the Company’s proposed capital markets infrastructure platform or as a possible capital investment by the Company or both. The Company may enter into non-binding letters of intent with certain early-stage companies regarding possible capital investment subject to due diligence and material investigation. As of the date of this Offering Circular, there is no information regarding the specific identity or performance of any particular company that a prospective investor can evaluate when determining whether to invest in the Company, and investors will generally not have an opportunity to evaluate or approve of any future Company acquisition or investment. Prospective investors must rely solely on the Company and Company Management with respect to the selection, amount and economic merits of each potential acquisition or capital investment.

If the Company is Deemed an “Investment Company” Under the Investment Company Act, We May Be Required to Institute Burdensome Compliance Requirements and Our Activities May Be Restricted.

In connection with the Section 3(a)(1)(A) and Section 3(a)(1)(C) analysis under the Investment Company Act, the determination of whether an entity is a majority-owned subsidiary of the Company is made by us. The Investment Company Act defines a majority-owned subsidiary of a person as a company with fifty percent (50%) or more of the outstanding voting securities of which are owned by such person, or by another company which is a majority-owned subsidiary of such person. The Investment Company Act further defines voting security as any security presently entitling the owner or holder thereof to vote for the election of directors of a company. We intend to treat companies in which the Company owns at least a majority of the outstanding voting securities as majority-owned subsidiaries. We also treat subsidiaries of which the Company or our wholly-owned or majority-owned subsidiary is the General Partner (in a General Partner-managed entity) or managing member (in a member-managed entity) or in which our agreement or the agreement of our wholly-owned or majority-owned subsidiary is required for all major decisions affecting the subsidiaries (collectively “Controlled Subsidiaries”), as majority-owned subsidiaries even though none of these issued by such Controlled Subsidiaries meets the definition of voting securities under the Investment Company Act. The Company reached its conclusion on the basis that the interests issued by the Controlled Subsidiaries are the functional equivalent of voting securities. The Company has not asked U.S. Securities and Exchange Commission (the “SEC”) staff for concurrence of our analysis, our treatment of such interests as voting securities, or whether the Controlled Subsidiaries, or any other of our subsidiaries, may be treated in the manner in which we intend, and it is possible that the SEC staff could disagree with any of our determinations. If the SEC staff were to disagree with our treatment of one or more companies as majority-owned subsidiaries, we would need to adjust our strategy and our assets. Any such adjustment in our strategy could have a material adverse effect on the Company.

Furthermore, although the Company plans to develop and implement robust internal procedures to track valuations of our operating subsidiaries on an ongoing basis so as not to fail the forty percent (40%) asset test and be deemed as an “investment company” under the Investment Company Act, there can be no assurances that our procedures will be effective at all times. If such measures or procedures proved to be ineffective, the Company could be forced to adjust our business strategy, which could limit our ability to make certain investments or require us to sell assets in a manner, at a price or at a time that we otherwise would not have chosen. This could negatively affect the sustainability of our business model.

If we were at any time required to register and function as a regulated investment company under the Investment Company Act, the Company would have to comply with a broad range of regulatory requirements, including limitations on our capital structure and our ability to borrow; restrictions on our investments; limitations on the composition of our board of directors; and reporting, record-keeping and disclosure obligations. If we were required to register as an investment company but failed to do so, we could be prohibited from engaging in our business, and criminal and civil actions could be brought against us.

Registration with the SEC as an investment company would be costly, would subject the Company to a host of complex regulations and would divert attention from the conduct of our business, which could materially and adversely affect the Company. In addition, if we purchase or sell our assets to avoid becoming an investment company under the Investment Company Act, our net asset value, the amount of funds available for use in operations or investment and our ability to make distributions could be materially adversely affected.

Projections: Forward Looking Information

The Company’s Management has prepared projections regarding the Company’s anticipated financial performance. The Company’s projections are hypothetical and based upon factors influencing the business of the Company. The projections are based on Management’s best estimate of the probable results of operations of the Company, based on present circumstances, and have not been reviewed by the Company’s independent accountants. These projections are based on several assumptions, set forth therein, which the Management believes are reasonable. Some assumptions upon which the projections are based, however, invariably will not materialize due to the inevitable occurrence of unanticipated events and circumstances beyond the Company’s control. Therefore, actual results of operations will vary from the projections, and such variances may be material. Assumptions regarding future changes in revenues and expenses are necessarily speculative in nature.

In addition, projections do not and cannot take into account such factors as general economic conditions, unforeseen regulatory changes, the entry into the Company’s target market of additional competitors, the terms and conditions of future capitalization, and the many other risks inherent to the Company’s business. While the Company’s Management believes that the projections accurately reflect possible future results of the Company’s operations, those results cannot be guaranteed.

Reliance on Management’s Selection of Capital Investments

The Company’s ability to achieve its operational objectives is dependent upon the performance of the Management team in the selection of appropriate third-party personnel and vendors to assist in the development and operation of the proposed digitally-enabled capital markets infrastructure platform and entities in which the Company determines to invest its capital to acquire ownership positions, in whole or in part. Investors in the Series A Preferred Shares offered will have no opportunity to evaluate the terms of contracts entered into by the Company with respect to development and operation of the digitally-enabled capital markets infrastructure platform or any proposed transaction(s) for capital investments in suitable entities. Investors in the Series A Preferred Shares must rely entirely upon the Company Management’s knowledge, skill and ability and advisors in their processes related to third-party vendor selection and potential capital investment(s) in promising entities and business models utilizing the Company’s digitally-enabled capital markets infrastructure platform.

The Company Expects to Invest Capital into Operations and Entities Operating in a Highly-Regulated Environment

The Company will be subject to a wide variety of local, state, federal, and international laws, regulations, licensing schemes, and industry standards in the United States, the EU and other countries and regions in which the Company may chose to operate. These laws, regulations, and standards govern numerous areas that are important to our business, and include, or might in the future include, those relating to all aspects of the securities industry, financial services, tokens, derivatives, trading in tokenized securities, fraud detection, customer protection, anti-money laundering, sanctions regimes, data privacy, data security, risk management and other technology-related aspects such as decentralized finance (“DeFi”) integration, protocol partnerships and smart contract usage. The substantial costs and uncertainties related to complying with these laws and regulations continue to increase, and our introduction of new products or services, expansion of our business into new jurisdictions or subindustries, acquisitions of other businesses that operate in similar regulated spaces, or other actions that we may take might subject us to additional laws, regulations, or other government or regulatory scrutiny. Regulations are intended to ensure the integrity of financial markets, to maintain appropriate capitalization of broker-dealers and other financial services companies, and to protect customers and their assets. These regulations could limit the Company’s business activities through capital, customer protection, and market conduct requirements, as well as restrictions on the activities that the Company is authorized to conduct.

The Company intends to operate in a highly regulated industry and, despite our efforts to comply with applicable legal requirements, like all companies in burgeoning DeFi-related industries, the Company must adapt to frequent changes in laws and regulations, and face complexity in interpreting and applying evolving laws and regulations to our business, heightened scrutiny of the conduct of financial services firms and increasing penalties for violations of applicable laws and regulations. The Company might fail to establish and enforce procedures that comply with applicable legal requirements and regulations. The Company might be adversely affected by new laws or regulations, changes in the interpretation of existing laws or regulations, or more rigorous enforcement. The Company’s ability to offer certain products may also be impacted by actions taken by government regulators. There is a risk that regulators could request or require the Company to cease offering specific products or services. Such regulatory actions could lead to the suspension or termination of product offerings, which may result in increased compliance costs, financial losses and negative publicity. The Company also might be adversely affected by other regulatory changes related to the Company’s obligations with regard to suitability of financial products, supervision, sales practices, application of fiduciary or best interest standards. The violation of these or future requirements or laws and regulations could result in administrative, civil, or criminal sanctions against the Company, which may adversely impact the Company’s business, results of operations and financial condition.

The Market and Regulatory Framework for Tokenized Securities are Emerging and are Subject to Rapid Change

The markets for tokenized securities are in the early stages of development and remain subject to considerable uncertainty in terms of market structure, liquidity, and regulation. Blockchain-based trading venues and decentralized exchanges may offer significantly less liquidity, transparency, and regulatory oversight compared to national securities exchanges. This could lead to fragmented markets, inefficient price discovery, and persistent pricing disparities between tokenized and traditional securities.

In addition, the legal and regulatory treatment of tokenized securities continues to rapidly adapt and evolve. United States (U.S.) federal and state regulators, as well as international authorities, have provided limited and sometimes incomplete guidance. For example, the SEC has stated that tokenized securities are subject to existing securities laws, while other agencies, such as the CFTC, continue to evaluate and opine on potential frameworks for digital asset tokenization. In addition, the U.S. Congress continues to consider and enact various forms of proposed legislation that could include provisions that would impact the legal constructs around the tokenization of securities inside the U.S. Outside the U.S., approaches also vary. In the European Union, the Digital Ledger Technology (“DLT”) Pilot Regime Regulation applies to tokenized securities and provides targeted exemptions from certain regulations, but such exemptions are not guaranteed to become remain permanent or in their current form. Similarly, the Monetary Authority of Singapore treats certain crypto-assets as capital market products (“CMPs”) and securities governed by the Securities and Futures Act 2001 (“SFA”) and the Financial Advisers Act 2001 (“FAA”) as well as other relevant subsidiary legislation.

This legislative and governing body uncertainty creates regulatory and compliance risk, as future rulemaking, enforcement actions, or shifts in interpretation could impose new obligations or restrictions on the Company’s operations, products, or counterparties. The uncertainty also creates operational risk, as the successful tokenization, issuance and trading of tokenized securities depend upon reliable systems for development, issuance, custody, valuation, and disclosure. Any regulatory change, operational failure, or loss of market confidence in the could materially and adversely affect the Company’s ability to issue or facilitate trading in tokenized securities which would be expected to result in a material adverse effect on the Company’s business, operating results and financial condition.

The Company Faces Intense and Increasing Competition Which May Increase Costs or Decrease Revenue, Income and Rates of Return

The Company will operate in a rapidly changing and highly competitive industry, and the Company’s results of operations and future prospects depend in part on the Company’s ability to generate and issue new tokenized securities, monetize the Company’s products and services, increase the value of the Company assets, and innovate and create successful new products and services and thereafter continuously improve any existing products and services. Many of the Company’s competitors have greater resources than the Company and they may have products and services that are more appealing to potential customers or they may operate under more permissive jurisdictions thereby providing potential competitive advantage.

Although there are regulatory and other barriers to entering the markets the Company anticipates serving, the Company nonetheless expects competition to continue to increase. The Company faces competition from both established enterprises and early-stage companies that are attempting to capitalize on the same, or similar, opportunities and private capital market participants as the Company. Some current and potential competitors have longer operating histories, particularly with respect to digital financial services products, significantly greater financial, technical, marketing, and other resources, and existing large customer bases. This may allow them to offer more competitive pricing or other terms or features, a broader range of digital financial products, or a more specialized set of specific products or services, as well as respond more quickly than the Company can to new or emerging technologies and changes in investor and customer preferences. Additionally, when new competitors seek to enter the Company’s target market(s), or when existing market participants seek to increase their market share or revenues, they may offer terms, including fee structures, that are more favorable than the Company can, which could result in a decrease of the Company’s market share or revenues or lead the Company to adopt less profitable business practices, or otherwise exert downward pressure on Company revenues and results of operations. With increased competition, the Company may be required to incur additional costs or expenses relative to revenue to initiate, maintain or grow the Company’s token network and the market acceptance of the Company’s products and services.

The Company currently anticipates competing with a variety of competitors, including:
·	other tokenization platforms that may have similar market partners and services;
·	asset managers and other traditional financial institutions that build their own technology or possess licenses rather than engage with third-party providers like the Company; and,
·	crypto-related companies that operate in more permissive international jurisdictions or take greater regulatory risks than the Company is willing to take.

The Company believes that our ability to compete depends upon many factors, both within and beyond the Company’s control, including, but not limited to, the following:

·	the Company’s ability to establish working relationships with partners and customers and maintain our credibility;
·	the size, diversity, and activity levels of investor and customer base;
·	the timing and market acceptance of products and services, including developments and enhancements to those products and services offered by the Company and competitors;
·	trust, perception, and interest in the digital asset industry and particularly in the Company’s products and services;
·	the Company’s customer service and support efforts;
·	the Company’s selling and marketing efforts;
·	the ease of use, performance, price, and reliability of solutions developed either by the Company or our competitors;
·	changes in economic conditions and government regulation and policies;
·	the Company’s ability to successfully execute on our business plans;
·	the Company’s ability to successfully integrate new products and services with our then existing ones;
·	the Company’s ability to continue to enhance its technical infrastructure and technology;
·	the Company’s ability to enter new markets and attract customers;
·	the Company’s ability to maintain and grow partnerships with vendors, licensees and other market participants;
·	the general digital payments, capital markets, blockchain, and token market conditions; and,
·	the Company’s development of its brand and that brand’s strength relative to that of Company competitors.

If the Company is unable to successfully compete and the potential cost increases or the possible revenue, income, cash flow, return on investment and Company valuation decreases due to the various forms of competition the Company will encounter may result in a material adverse effect on the Company’s business, operating results and financial condition.

Terms of New or Renewal of Contracts May Result in a Reduction in Income and Valuation

The terms of any new or renewal contracts with any of the Company’s product or service suppliers or vendors may be less favorable to Company than the initial or preceding contract terms. Certain significant expenditures that the Company may be responsible for, such as loan payments, subscription agreements, utilities and maintenance costs or long-term service contracts generally are not reduced as a result of a reduction in Company revenues. Similarly certain significant expenditures that Company, as a party to a product or service contract, may be responsible for, such as minimum royalty payments, minimum product order amounts, fixed-cost service contracts or maintenance contract costs generally are not reduced as a result of a reduction in Company revenues. If contract values for products and services increase while the Company’s revenue, income and cash flows do not increase proportionally or in sufficient amounts to cover the increased contract value costs, the Company may experience decreases in operating income, cash flow and asset valuations. Changes in product and service contracts may result in a material adverse effect on the Company’s business, operating results and financial condition.

The Company May be Subject to Risks from the Use of Borrowed Funds

The Company expects at various times during the execution of its business plan that it may finance the development and operations of its proposed digitally-enabled capital markets infrastructure platform by borrowing funds and incurring various forms of indebtedness. The Company may also incur or increase its indebtedness by obtaining loans secured by any real property or business property in order to use the proceeds for further development of the capital markets infrastructure platform or other Company business purpose. In general the Company expects that the revenue and cash flow from the capital markets infrastructure platform will be sufficient to pay the cost of any mortgage indebtedness, in addition to the capitalized development costs of the Company’s capital markets infrastructure platform. However, if there is insufficient cash flow from the operation of the capital markets infrastructure platform, the Company may be required to use funds from other sources to make the required debt service payments, which generally would reduce the amount available for Company operations, further capital investments and reduce any amount available for distribution to Investors. The incurrence of mortgage or secured indebtedness increases the risk of loss from Company’s investments since one or more defaults on any mortgage loan(s) secured by real property or any other Company asset could result in foreclosure of those mortgage or secured loan(s) by the lenders with a resulting loss of Company’s investment in the real property or asset securing the loans. For tax purposes, a foreclosure of a Company’s real property or asset would be treated as a sale of the property or asset for a purchase price equal to the outstanding balance of the indebtedness secured by the mortgage. If that outstanding balance exceeds Company’s tax basis in the property, the Company would be expected to recognize a taxable gain as a result of the foreclosure, but the Company would not receive any cash proceeds as a result of the foreclosure transaction. This foreclosure and potential realized capital gain without resulting cash flows to the Company would result in a material adverse effect on the Company’s business, operating results and financial condition.

Mortgage loans or other financing arrangements with balloon payments in which all or a substantial portion of the original principal amount of the loan is due at maturity, may involve greater risk of loss than those financing arrangements in which the principal amount of the loan is amortized over its term. At the time a balloon payment is due, Company may or may not be able to obtain alternative financing on favorable terms, or at all, to make the balloon payment or to sell sufficient assets in order to make the balloon payment out of the asset sale proceeds. If interest rates are higher when the Company obtains replacement financing for its existing loans, the cash flows from its operations could be materially reduced, as well as the amounts Company may be able to distribute to its Investors. In some instances, the Company may only be able to obtain recourse financing, in which case, in addition to the real property or other assets securing the loan, the lender may also seek to recover against the Company’s other assets for repayment of the debt. Accordingly, if the Company does not repay a recourse loan from the sale or refinancing of real property or other assets securing the loan, the lender may seek to obtain repayment from one or more of Company’s other assets. The forced sale of Company assets to pay a balloon principal payment or a recourse loan would result in a material adverse effect on the Company’s business, operating results and financial condition.

Uninsured Losses Relating to Business Property or Loss of Revenue May Adversely Affect the Company

The Company will attempt to ensure that all of the Company’s assets and operations are comprehensively insured (including but not limited to liability, fire, and extended coverage) in amounts sufficient to permit replacement of the asset in the event of a total loss or cover incurred liabilities, subject to applicable deductibles. However, to the extent of any such deductible is incurred and in the event that any of the Company’s assets incurs a casualty loss or operating liability which is not fully covered by insurance, the value of the Company’s assets will be reduced by any such loss or liability. Also, certain types of property losses, generally of a catastrophic nature, resulting from, among other things, earthquakes, floods, tornados, hurricanes, riots, mayhem or terrorist acts may not be insurable or even if they are, such losses may not be insurable on terms commercially reasonable to the Company. Further, the Company may not have a sufficient external source of funding to repair, reconstruct or replace a damaged asset or pay the outstanding liability; there can be no assurance that any such source of funding will be available to the Company for such purposes in the future. Futhermore, while the Company may carry sufficient insurance policies for its assets and operations, there can be no assurance that any third-party vendor the Company relies upon to provide critical products or services to the Company’s operations will carry insurance policies that cover losses to “down-stream” entities such as the Company or the policies possess sufficient limits to allow any potential recovery by the Company. In the event of a loss or liability not covered by insurance policies, the Company could experience a material adverse effect on the Company’s business, operating results and financial condition.

Implementation of or Increases in Tariffs, Trade Restrictions or Taxes on the Company’s Products or Services May Cause Adverse Material Effects on the Company

The Company’s supply chain for products and services it intends to utilize in the develop and operation of the Company’s integrated digital platform makes it, either directly or indirectly, subject to tariffs, trade restrictions and other fees and taxes when the products and services it purchases cross international borders. If heightened tariffs or trade restrictions were to be imposed in the future, the Company may not be able to mitigate the impacts of the tariffs or trade restrictions, and the Company could experience material adverse effects on the Company’s business, operating results and financial condition.

Adverse Weather Events Could Cause Property Damage or Impact Operations

Adverse weather events, such as but not limited to extended, extreme low temperature freezing, surface water flooding, or a storm event could cause direct or indirect damage to the Company’s asset(s) or those of a third-party vendor the Company relies upon to provide critical products or services. Direct or indirect damage caused during adverse weather events may require unanticipated repairs, maintenance, and cessation of operations, all of which could increase costs or decrease revenue for the Company and reduce profitability or the value of a Company asset. Even if insurance policies cover the specific event that causes the property damage or economic loss(es), the expense of any applicable deductible and the damage repair or loss of property use may not be fully covered by insurance, and the value of Company’s asset(s) will be reduced by any such loss(es). Company may be required to expend funds to remedy damage to the facility or possibly cause the Company to abandon the facility or cause the Company to expend valuable resources to identify, qualify and secure the services of a different third-party vendor the Company requires to provide critical products or services. Adverse weather events, either directly or indirectly, could result in a material adverse effect on the Company’s business, operating results and financial condition.

Terrorist Attacks, Acts of Violence or War May Affect the Industry or Region in Which the Company Operates

Terrorist attacks, acts of violence, riots, mayhem or war may harm a Company’s asset or operations and, either directly or indirectly, an Investor’s investment. There can be no assurance that there will not be additional terrorist attacks against the United States, regions, industries or individual businesses. These attacks or armed conflicts may directly or indirectly impact the value of a Company asset(s), its operations or those of a third-party vendor the Company relies upon to provide critical products or services. Losses resulting from these types of intentional and violent events may be uninsurable or not insurable to the full extent of the loss suffered. Moreover, any of these violent events could cause local, regional or national consumer and business confidence and spending to decrease or result in increased volatility in the local, regional or national and worldwide financial markets and economies. These types of events could also result in economic uncertainty in the location or region of the events or the United States as nation or abroad. Adverse economic conditions resulting from terrorist activities could reduce demand for the Company’s products and services due to the adverse effect on the local, regional or national economy and thereby reduce the economic value of the Company’s assets and operations. Terrorist attacks, riots, mayhem or other violent events could result in a material adverse effect on the Company’s business, operating results and financial condition.

Unforeseen Changes and Risks

While the Company has enumerated certain material risk factors herein, it is impossible to know and recognize all potential risks to the Company’s business and digitally-enabled capital markets infrastructure platform which may arise in the future. In particular, Investors may be negatively affected by changes in any of the following: (i) laws, rules, and regulations governing the Company’s business; (ii) regional, national, and/or global economic factors and trends; (iii) the capacity, circumstances, and relationships of customers, partners or suppliers to the Company; (iv) general changes in financial or capital markets, including (without limitations) changes in interest rates, investment demand, valuations, or prevailing equity or bond market conditions; or (v) the presence, availability, or discontinuation of any economic or tax-related incentive.

Potential Conflicts of Interest

Potential conflicts of interest exist among Company, Management and potential Investors in the Series A Preferred Shares. Company Management are the owners of the Company’s Class B Common Stock which possess superior voting rights and therewith the ability to govern the Company whereas the Series A Preferred Shares do not possess voting rights nor the ability to govern the Company in instances when a shareholder vote may be required. See also “Conflicts of Interest” below.

COVID-19 and Future Pandemics

In December 2019, the 2019 novel coronavirus (“Covid19”) surfaced in Wuhan, China. The World Health Organization (“WHO”) declared a global emergency on January 30, 2020, with respect to the outbreak and several countries, including the United States, initiated travel and social gathering restrictions. On May 5, 2023, the WHO declared Covid19 is now an established and ongoing health issue which no longer constitutes a public health emergency. The final impacts of the outbreak, and economic consequences, are unknown and still evolving. The Covid19 health crisis adversely affected the U.S. and global economy, resulting in an economic downturn. A similar new pandemic occurrence could impact the demand for, or prevent the provision of, the Company’s entertainment products and services. The future impact of the outbreak remains highly uncertain, cannot be predicted and there is no assurance that any future outbreak will not have a material adverse impact on the future operations and results of the Company. The extent of the impact, if any, will depend on future developments, including actions taken to contain the coronavirus or other rapidly transmitted viruses. Any future novel virus or pandemic could result in a material adverse effect on the Company’s business, operating results and financial condition.

Changes in Governmental Agency or Authority Rules and Regulations Could Affect Company’s Operations

Changes in governmental rules and regulations or enforcement policies affecting the use or operation of the Company’s digitally-enabled capital markets infrastructure platform, including but not limited to changes in those rules, regulations and policies promulgated and enforced by the SEC, FINRA, Commodity Futures Trading Commission (the “CFTC”) and any other organizations formed or influenced by future legislation, may occur which could have adverse consequences on the Company business model and operations, which in turn could result in a material adverse effect on the Company’s business, operating results and financial condition.

RISKS RELATED TO VARIOUS COMPANY TECHNOLOGIES

Cyber Security Threats, Attacks and Other Disruptions Could Negatively Impact Company

The Company may face advanced and persistent attacks on the Company’s communications, databases and information infrastructure, securities ownership or payment processing infrastructure where the Company manages and stores various proprietary information and sensitive/confidential data relating to Company operations as well as the Company’s digitally-enabled capital markets infrastructure platform. These attacks may include sophisticated malware (viruses, worms, and other malicious software programs) and phishing emails that attack Company operations, products, services or otherwise exploit any security vulnerabilities associated with them. These intrusions sometimes may be zero-day malware that are difficult to identify because they are not included in the signature set of commercially available antivirus scanning programs. Experienced computer programmers and hackers may be able to penetrate Company network security, either directly or indirectly, and misappropriate or compromise confidential information or that of Company customers or other third-parties, create system disruptions, or cause shutdowns. Additionally, sophisticated software and applications that the Company produces or procures from third-parties may contain defects in design or manufacture, including “bugs” and other problems that could unexpectedly interfere with the operation of the Company’s information or payment infrastructure. A disruption, infiltration or failure of Company information or payment infrastructure systems, any of Company data centers or the Company’s digitally-enabled capital markets infrastructure platform as a result of software or hardware malfunctions, computer viruses, cyber-attacks, employee theft or misuse, power disruptions, natural disasters or accidents could cause breaches of data security, loss of critical data and performance delays, which in turn could materially adversely affect the Company’s business, results of operations and financial condition.

The Company’s Platform Blockchain and Any Other Blockchain on which the Company May Rely and the Company’s Series A Preferred Share Tokens Themselves May Contain Exploitable Flaws in Their Underlying Code Resulting in Security Breaches and Potential Losses

The structural foundations of the Company’s digitally-enabled capital markets infrastructure platform blockchain and the Company’s tokens depicting the securities of the Company and any issuer utilizing the Company’s capital markets infrastructure platform, and the software applications and other interfaces or applications that the Company anticipates will be built upon them, are unproven, and there can be no assurances that the Company’s platform blockchain and the creation, transfer or storage of the Company’s tokens will be uninterrupted or fully secure, which may result in impermissible transfers of Company tokens, a complete loss of users’ Company tokens or an unwillingness of users to access, adopt and utilize Company tokens and/or the Company’s platform blockchain. Moreover, the Company’s tokens, the Company’s capital markets infrastructure platform blockchain and the decentralized applications using the Company’s network (and any technology, including blockchain technology, on which they rely, such as the Ethereum blockchain) may also be the target of malicious attacks seeking to identify and exploit weaknesses in the Company’s software, smart contracts, the Company’s securities tokens or the Company’s platform blockchain, which may result in the corruption, loss or theft of Company tokens or issuers tokens utilizing the Company’s platform.

The Company’s Tokens are Tokenized Securities and Not Cryptocurrency

The Company’s tokens are digital asset securities deemed to be securities under the laws of the United States and governed by the rules and regulations of the SEC and CFTC. Tokenova Worldwide, Inc. tokens are digital representations of the Series A Preferred Shares and are backed by the value of the underlying Company’s Series A Preferred Shares. Purchasers should purchase Tokenova Worldwide, Inc. tokens only as an investment in the Company’s Series A Preferred Shares. Tokenova Worldwide, Inc. tokens are not cryptocurrency or “utility tokens” and will not be tradable on unregulated cryptocurrency exchanges. Tokenova Worldwide, Inc. tokens are neither legal tender nor a substitute for legal tender, and they are not intended to be used as a medium for the exchange of value. Tokenova Worldwide, Inc. tokens are intended to constitute a unit of measure equivalent to and represent the Series A Preferred Shares in the Company.

The Company’s Platform, Network and the Company’s Tokens are Vulnerable to Risks, Both Foreseen and Unforeseen, Arising from the Company’s Blockchain Technology New and Untested Nature

The Company’s proposed capital markets infrastructure platform and Company’s tokens are new novel products to be developed by the Company utilizing Layer 1 (L1) base protocols and chain architecture and they are currently untested and unproven technologies. The blockchain technology used in digital assets securities, which is sometimes referred to as “distributed ledger technology,” is a relatively new, not extensively tested and evolving technology that in fact represents a novel combination of several concepts, which may be present or absent in varying degrees across differing digital asset securities—a publicly available database or ledger that represents the total ownership of the digital asset securities at any one time, novel methods of authenticating transactions using cryptography across distributed network nodes that permit decentralization by eliminating the need for a central clearing-house while guaranteeing that transactions are irreversible and consistent, differing methods of incentivizing this authentication by the use of blocks of new tokens issued. Accordingly, the further development and future viability of the Company’s capital markets infrastructure platform and Company tokens, in particular is generally uncertain, and practical and ideological challenges, both known and unknown, may prevent or lower their acceptance and diminish their wider adoption.

The Company’s Platform and Applications May be Vulnerable to Cyber-Attack and Future Regulation

The Company’s proposed capital markets infrastructure platform the blockchain on which this Offering is intended to be hosted are subject to cyber security and data loss risks or other security breaches. The Company’s business and proposed capital markets infrastructure platform involves the storage and transmission of third-party users’ proprietary information through the Company’s proposed capital markets infrastructure platform, and security breaches could cause a risk of loss or misuse of this information, and result in claims, fines, and litigation. The Company’s proposed capital markets infrastructure platform may be subjected to a variety of cyber-attacks, which may continue to occur from time to time. An attack or a breach of security could result in a loss of private data, unauthorized transfers, an interruption of transfers for an extended period of time, violation of applicable privacy and other laws, significant legal and financial exposure, damage to reputation, and a loss of confidence in security measures, any of which could have a material adverse effect on the Company’s or any Company Series’ financial results and business. Any such attack or breach could adversely affect the ability of the Company, the Company’s capital markets infrastructure platform to operate, which could adversely affect the Company, its operating results, financial condition and ultimately the value of the Series A Preferred Shares.

Further, federal and state governments may adopt new laws to regulate internet and electronic commerce, which may negatively affect Company business and operations. As the internet as well as existing and new forms of electronic commerce continues to evolve, increasing regulation by federal and state governments, both domestic and foreign, becomes more likely and the Company’s business could be negatively affected by the novel application of existing laws and regulations or the enactment of new laws applicable to the Company’s business. The cost to comply with such laws or regulations could be significant and would increase operating expenses, which could negatively impact the ability of the Company’s operations and potential capital investments. In addition, federal and state governmental or regulatory agencies may decide to impose surcharges, fees or taxes on services provided over the internet or other forms of electronic commerce. These surcharges, fees or taxes could discourage the use of the internet as a means of commercial financing, which would adversely affect the viability of the Company capital markets infrastructure platform and ancillary software applications.

Smart Contracts Such as Those Anticipated to be Utilized in the Company’s Platform and Tokenized Securities are Subject to Limitations

Smart contract technology such as that is anticipated to be utilized by the Company’s platform and tokenized securities is still in its early stages of development, and its application is experimental in nature. This carries significant operational, technological, regulatory, reputational, and financial risks. Smart contracts developed and utilized by the Company or issuers on its proposed capital markets platform may not be fit for the purpose intended by Company and may contain flaws, vulnerabilities, or other issues, which may cause technical problems or the complete loss of the Company’s tokens and by implication, the Series A Preferred Shares or a platform issuer’s securities. In addition, tax documentation and compliance with anti-money laundering and similar “know your customer” requirements sometimes require the submission of paper documents or manual signatures that are not adaptable to smart contracting. These regulations frequently change, and may be more or less easily accommodated by smart contracting in the future. If manual intervention is required to validate ownership or transfer of Company tokens in the future, the Company’s tokens may not have their expected advantages of over conventionally recorded shares.

Tokenization of Securities Involves Novel Technological, Operational, and Cybersecurity Risks

The Company’s efforts to tokenize securities as part of this Offering and the proposed digitally-enabled capital markets infrastructure platform rely on emerging technologies that are untested at scale and subject to significant uncertainty. These activities expose the Company to risks including (i) market and liquidity risk, as active secondary markets for tokenized securities may not develop or may be limited to alternative trading systems (“ATS”) with constrained liquidity or price transparency; (ii) technological and operational risk, as blockchain networks, smart contracts, and related infrastructure may fail, contain errors, or become obsolete; (iii) cybersecurity and fraud risk, as tokenized assets and underlying blockchains may be targeted by malicious actors, subject to vulnerabilities, or used in connection with illicit activity; and (iv) valuation and volatility risk, as tokenized securities may not maintain or increase in value and may be difficult to price accurately.

Transaction fees, network congestion, or failures in smart contract code could also impair our ability to support tokenized securities. Any such technological or operational failures could lead to financial losses, customer disputes, or reputational damage, and could materially and adversely affect the Company’s business, prospects, operational results and financial condition.

Temporary or Permanent Blockchain “Fork” Could Adversely Affect the Company’s Business

Most blockchain networks, including Ethereum and other public blockchains that support the issuance of tokenized securities, are open source and subject to modification by their respective developer communities. Any user can propose changes to the underlying software, and if a substantial majority of network participants adopt those changes, the blockchain continues under the modified protocol. However, when consensus is not achieved, a “fork” may occur, resulting in two (2) or more separate and incompatible versions of the same blockchain protocol operating simultaneously.

Unlike issuers of native cryptocurrencies, the Company anticipates that its tokenized securities represent interests in securities that are recorded and maintained under a controlled issuer and transfer agent framework. While tokenized securities may exist across multiple blockchains through authorized multichain issuance, such deployments are managed and reconciled through the same control book and master securityholder file to ensure that total outstanding units remain consistent and singular across chains. By contrast, a blockchain fork represents an unauthorized and spontaneous duplication of the ledger, outside of issuer or transfer agent control. In the event of such a fork, the Company would have to determine which chain constitutes the valid and authoritative record for purposes of ownership, recordkeeping, and the exercise of holder rights such as voting, redemptions, and distributions. Tokens existing on other forked chains would not be recognized as valid representations of the securities.

This determination process may require coordination with key ecosystem participants, including issuers, custodians, and other infrastructure providers that interact with the Company’s platform. While the Company would generally expect to follow the fork recognized by principal issuers used in settlement flows, there can be no assurance that all industry participants will reach the same conclusion. Divergent decisions, where issuers or significant blockchain participants were to support different forks, could disrupt payment rails, redemptions, or on-chain operations for certain transactions involving tokenized securities. In extreme circumstances, the Company may determine that migrating assets to an alternative fork is necessary to preserve the integrity of the control book or align with prevailing industry consensus. Such a migration, however, could involve significant operational complexity, reputational risk, and potential customer or counterparty claims arising from confusion or loss associated with the blockchain fork.

Although the Company’s contractual frameworks and smart contract controls are designed to preserve the integrity of the tokenized securities record, blockchain forks may still cause temporary disruptions to network performance, reconciliation processes, or interoperability with third-party smart contracts and DeFi protocols. These issues could delay settlements, create discrepancies in system records, or affect customer confidence in the Company’s platform. Future blockchain forks could present severe technical and reputational challenges, and the Company cannot guarantee that blockchain fork events would not adversely affect the Company’s business, results of operations or financial condition.

The Company may Incorporate Artificial Intelligence (AI) technologies into Some Products and Processes and These Technologies may Present Business, Compliance, and Reputational Risks

The Company anticipates utilizing machine learning and AI to develop and improve its products and processes in certain circumstances, including for internal purposes, such as collecting and processing information, writing code, supporting software development, and producing research and marketing materials. The Company’s research and evaluation of said technologies for use in the Company’s products, services and processes is ongoing. As with many new and emerging technologies, AI presents numerous risks and challenges that could adversely affect the Company’s business, and there can be no assurance that its usage and investment in any AI technology will enhance the Company’s products or services or otherwise be beneficial to the Company’s business. If the Company fails to keep pace with rapidly evolving AI technological developments, especially in the financial technology sector, the Company’s competitive position and business results may suffer. At the same time, use of AI has recently become the source of significant media attention and political debate.

The introduction and use of AI technologies, particularly generative AI, into new or existing offerings may result in new or expanded risks and liabilities, including due to enhanced governmental or regulatory scrutiny, litigation, compliance issues, ethical concerns, confidentiality or security risks, intellectual property risks, as well as other factors that could adversely affect the Company’s business, reputation, and financial results. For example, AI technologies can lead to unintended consequences, including generating content that appears correct but is factually inaccurate, misleading or otherwise flawed, or that results in unintended biases and discriminatory outcomes, which could negatively impact our customers, harm our reputation and business, and expose us to liability. Laws, regulations or industry standards that develop in response to the use of AI may be burdensome or may restrict our ability to use, develop, or deploy AI, particularly generative AI technologies, in our products or processes, or our efforts to expand our business. In addition, if the Company does not have sufficient rights to use the data or intellectual property on which our AI technologies rely, or if such technologies are trained or reliant on inaccurate, incomplete, biased or otherwise poor quality data, the Company may incur liability through the violation of applicable laws or third-party privacy, intellectual property or other rights or the breach of contracts to which the Company are a party. The Company may also voluntarily comply with, or have it asserted that the Company must comply with, industry standards, codes of conduct or other actual or asserted obligations relating to AI technology. Any failure or perceived failure by the Company to comply with laws, regulations, industry standards, contractual requirements, or other actual or asserted obligations to which the Company is or may become subject in connection with the Company’s use of AI technology, may result in damage to the Company’s reputation, governmental investigations, civil litigation, and liability for damages.

The Company may also use AI technologies from third parties, which may include open-source software. If the Company is unable to maintain rights to use these AI technologies on commercially reasonable terms, the Company may be forced to acquire or develop alternate AI technologies, which may limit or delay the Company’s ability to provide competitive market offerings and may increase costs. These AI technologies also may incorporate data from third-party sources, which may expose the Company to risks associated with data rights and protection, in particular, if the Company does not have sufficient rights to use the data or intellectual property on which such AI technologies rely. The legal and regulatory landscape surrounding AI technologies is rapidly evolving and uncertain, including with respect to intellectual property ownership and license rights, cybersecurity, and data protection laws, among others, and has not yet been fully addressed by courts or regulators. The use, development, or adoption of AI technologies into the Company’s products, services and processes may result in exposure to claims by third parties of copyright infringement or other intellectual property misappropriation, which may require the Company to pay compensation or license fees to third parties. The evolving legal, regulatory and compliance framework for AI technologies may also impact the Company’s ability to protect our own data and intellectual property against infringing use.

As Holders of Company Tokens representing the Series A Preferred Shares, the Responsibility for Securing and Maintaining Private Keys and Otherwise Following Cybersecurity Best Practices is Solely the Responsibility of Each Series A Preferred Shareholder

In the event Company token balances may be associated with a wallet and a token holder’s public key, they will in turn associated with the Company’s shareholder’s token private key. The wallet holder is responsible for knowing the private key and keeping it secure and secret. Since a private key, or a combination of private keys, is necessary to control the Company tokens stored in a digital wallet or vault, the loss of one or more of a token holder’s private keys associated with their digital wallet or vault storing the Company’s tokens will result in the loss of an Investor’s Company tokens. The Company will never ask the token holder for their private key, and the token holder should never share any of their private keys with anyone.

The Company’s token holder is responsible for educating themselves on the best practices for securely keeping private keys, protecting personally identifiable information and on cybersecurity best practices. While the Company will take steps to prevent or mitigate the impact of cyber-attacks in its open-source software, there can be no guarantee that the Company will be successful in preventing all cyber-attacks on the Company’s platform, software or ledgers. Holders of digital assets can be targeted by hackers in many ways and most of which are out of Company’s control. Token holders’ private keys can be stolen and any third party that gains access to one or more private keys, including by gaining access to login credentials of a hosted wallet service in use, may be able to misappropriate Company tokens. The Company has no control over this type of attack and cannot directly stop hackers from stealing private keys of Company token holders. The Company cannot accept any liability for and will not reimburse a token holder for any theft of private keys or any malfunction of wallet software or security measures. As a result, any loss of Company tokens due to such theft or malfunction or unauthorized use of any of a token holder’s private keys may be final and result in the complete loss of the token holder’s investment.

The Company Does Not Intend to Operate nor Register as Either an Exchange or an ATS

The Company has taken the position that the Company’s digitally-enabled capital markets infrastructure platform should not be viewed as an exchange or an Alternative Trading System (“ATS”), primarily because the Company intends to assist entities in their initial capital raising efforts through the initial sales and issuance of securities and not subsequent transactions. The Company intends to operate in such manner that the Company will not be considered an ATS or exchange. It is possible that the SEC or another regulator would disagree with the Company’s position. If so, the Company could be forced to register the Company’s digitally-enabled capital markets infrastructure platform as an exchange or ATS and comply with applicable law, which could lead to significant costs to the Company and could force the Company to materially change or possibly even cease its operations. Any of these potential registration or compliance-related requirements would be anticipated to cause material expense(s) to be incurred by the Company and material adverse effects on the Company’s business, results of operations and financial condition.

RISKS RELATING TO THE OFFERING AND OWNERSHIP OF SERIES A PREFERRED SHARES

No Current or Expected Future Market for Company Capital Stock Shares

There is no current market for the Series A Preferred Shares offered in this Offering and no market for any class of Company capital stock shares is expected to develop in the near future. The Company is not required to register the Series A Preferred Shares with the SEC nor any public market. Series A Preferred Shares may be traded to the extent any demand and/or trading platform(s) exists. However, there is no guarantee there will be demand for the Series A Preferred Shares or any other Company capital stock, nor a trading platform will allow listing or transactions of Company capital stock. The Company currently do not have plans to apply for or otherwise seek trading or quotation of Company capital stock shares on an over-the-counter market. Several companies are understood to be developing alternative trading systems that focus on shares sold in Regulation A offerings. Even if such alternative trading systems developed for secondary trades in the Company’s capital stock shares, there may not be buyers for Series A Preferred Shares at a suitable price to shareholders or at any price at all. Investors should assume that they may not be able to liquidate their investment or pledge their Series A Preferred Shares as collateral for some time. Due to the illiquid nature of the Series A Preferred Shares, investors should be prepared to hold the Series A Preferred Shares for an indefinite period of time.

Offering Price

The Offering price of the Series A Preferred Shares being offered by the Company was arbitrarily established by the Company, considering such matters as the state of the Company’s business development and the general condition of the industry in which it intends to operate. The Offering price bears little relationship to the assets, net worth, cash flow, or any other objective criteria of value applicable to the Company.

Compliance With Securities Laws

The Series A Preferred Shares are being offered for sale in reliance upon certain exemptions from the registration requirements of the Securities Act, applicable Nevada securities laws, and other applicable state securities laws. If the sale of Series A Preferred Shares were to fail to qualify for these exemptions, purchasers may seek rescission of their purchases of Series A Preferred Shares. If a number of Series A Preferred Share purchasers were to obtain rescission, the Company would face significant financial demands which could adversely affect the Company as a whole, as well as any non-rescinding purchasers.

Limited Transferability and Liquidity of the Company Capital Stock

To satisfy the requirements of certain exemptions from registration under the Securities Act, and to conform with applicable state securities laws, each Investor must acquire the Company’s capital stock for investment purposes only and not with a view towards sale or distribution. Consequently, certain conditions of the Securities Act may need to be satisfied prior to any sale, transfer, or other disposition of Company capital stock. Some of these conditions may include a minimum holding period, availability of certain reports, including financial statements from the Company, limitations on the percentage of the securities being sold and the manner in which they are sold. The Company can prohibit any sale, transfer or disposition of “restricted stock” unless it receives an opinion of counsel provided at the holder’s expense, in a form satisfactory to the Company, stating that the proposed sale, transfer or other disposition will not result in a violation of applicable federal or state securities laws and regulations. While the Series A Preferred Shares are not “restricted stock” and freely transferable in accordance with Regulation A, no public market exists for the Company’s Series A Preferred Shares and no market is expected to develop. Consequently, owners of Series A Preferred Shares may have to hold their investment indefinitely and may not be able to liquidate their investments in the Company or pledge them as collateral for a loan in the event of an emergency.

Broker Dealer Sales of Company Capital Stock Shares

The Company’s capital stock shares, including the Series A Preferred Shares, are not presently included for trading on any exchange, and there can be no assurances that the Company will ultimately be registered on any exchange. No assurance can be given that the Series A Preferred Shares, or any class of Company capital stock shares, will ever qualify for inclusion on the NASDAQ System or any other trading market. As a result, the Company’s Series A Preferred Shares are covered by an SEC rule that imposes additional sales practice requirements on broker-dealers who sell such securities to persons other than established customers and investors. For transactions covered by the rule, the broker-dealer must make a special suitability determination for the purchaser and receive the purchaser’s written agreement to the transaction prior to the sale. Consequently, the rule may affect the ability of broker-dealers to sell the Company’s securities and may also affect the ability of Investors to sell their Series A Preferred Shares in the secondary market.

No Alternative Trading System (“ATS”) to Facilitate the Trading of Company Tokens

Holders of the Company’s Tokens representing the Series A Preferred Shares may need to rely upon potential sales in the secondary market for liquidity. As of the date of this Offering Circular, however, the Company is neither required to apply nor has applied to list on any national securities exchange or any other exchange approved by FINRA or registered under Form ATS with the SEC that can legally list Company Series A Preferred Share tokens for trading. In addition, in the event that secondary trading of the Company’s Series A Preferred Share tokens are facilitated by third party exchanges they may be more susceptible to fraud or manipulation. Further, there is no guarantee that any token exchange or ATS will allow trading of the Company’s Series A Preferred Share tokens. In fact, the Company may be required to pay significant and even prohibitive fees to list the Series A Preferred Share tokens, which the Company could decide not to pay. Any of these developments would negatively affect liquidity of the Company’s Series A Preferred Share tokens in the secondary market.

Long Term Nature of Investment in Company

An investment in the Series A Preferred Shares during this Offering may be long term and illiquid. As discussed above, the offer and sale of Series A Preferred Shares will not be registered under the Securities Act nor any foreign or state securities laws by reason of utilizing exemptions from such registration which depends in part on the investment intent of the investors. Prospective purchasers and Investors will be required to represent in writing that they are purchasing the Series A Preferred Shares for their own account as a long-term investment and not with a view towards resale or distribution. Accordingly, purchasers of Series A Preferred Shares must be willing and able to bear the economic risk of their investment in the Company for an indefinite time period. It is likely that any Investor will not be able to liquidate their investment in the Series A Preferred Shares the event of an emergency.

Lack Of Firm Underwriter

The Series A Preferred Shares are offered on a “best efforts” basis by the Company, Directors, Officers and employees without compensation and on a “best efforts” basis through a FINRA registered broker-dealer via a Participating Broker-Dealer Agreement with the Company. Accordingly, there is no assurance that the Company or any FINRA broker-dealer will sell the maximum Series A Preferred Shares offered or any lesser amount.

The U.S. Securities and Exchange Commission (SEC) Does Not Pass Upon the Merits of the Securities or the Terms of the Offering, Nor Does the SEC Pass Upon the Accuracy or Completeness of Any Offering Document or Literature

The fact that a Form 1-A, Offering Circular and its exhibits thereto are filed by the Company with the SEC providing notice of an exempt offering of securities under Regulation A of the Securities Act and that filing is accessible through the SEC Electronic Data Gathering, Analysis, and Retrieval (“EDGAR”) filing system, the filing and acceptance of the Form 1-A and Offering Circular cannot be construed as either an approval, endorsement or guarantee of compliance by the SEC as it relates to this Offering.

Investors in this Offering May Experience Immediate and Substantial Dilution

Prior to this Offering, twenty million (20,000,000) shares of Class B Common Stock were issued to the Company’s founders and directors for valuable non-cash consideration. Since the Class B Common Stock immediately prior to this Offering were issued at a par value which is a per share price substantially lower than the Series A Preferred Shares offered in this Offering, investors in this Offering will suffer immediate and substantial dilution. For instance, if this Offering is fully subscribed without the issuance of subscriber incentive allocations, new investors in this Offering will own approximately twenty-seven and twenty-eight hundredths percent (27.28%) of the then outstanding shares of capital stock in the Company, but will have paid approximately one hundred percent (100%) of the total cash consideration for the outstanding shares. In other words, if there is profit available to be distributed, investors in this Offering may receive only approximately twenty-seven and twenty-eight hundredths percent (27.28%) of the profit, while if there are losses, those investors will bear almost the entire loss while the existing shareholders will lose only a small initial investment. Further, if additional capital shares are sold to other investors, those issuances may further dilute the capital stock shares sold in this Offering, including reducing the amount of profit, if any, new investors would be entitled to. See also “Dilution” section below.

Subscriber Incentive Allocations and Issued Promissory Notes Have a Potentially Dilutive Effect

As part of this Offering, the Company may offer subscriber incentive allocations of Series A Preferred Shares to certain investors (See “Plan of Distribution” below) based upon the total number of Series A Preferred Shares subscribed for. There is the potential that the Company sells the Series A Preferred Shares solely through investments subject to the award of subscriber incentive allocations. In the event the Company sells the Series A Preferred Shares solely through investments subject to the maximum award of subscriber incentive allocations, the Company could raise gross Proceeds equaling seventy-five million U.S. dollars ($75,000,000) or one hundred percent (100%) of the Maximum Offering Amount and issue an additional five hundred sixty-two thousand five hundred (562,500) Series A Preferred Shares through subscriber incentive allocations for no additional consideration. In the event the Company sells the Series A Preferred Shares in amounts less than the total number of Series A Preferred Shares offered, the subscriber incentive allocations may still have a dilutive effect to Investors in this Offering.

The Company will not incur additional costs for the issuance of Series A Preferred Shares through subscriber incentive allocations; to the extent any Series A Preferred Shares are issued through the subscriber incentive allocations, their issuance will not reduce the Gross Offering Proceeds that the Company receives. The Company will issue the Series A Preferred Shares issuable through the subscriber incentive allocations from its authorized Series A Preferred Shares. The issuance of these subscriber incentive allocations will have a maximum potential dilutive effect of seven and one-half percent (7.5%) of the total Series A Preferred Shares offered for purchase in this Offering or five hundred sixty-two thousand five hundred (562,500) Series A Preferred Shares, meaning the Company has the potential to issue a total of eight million sixty-two thousand five hundred (8,062,500) Series A Preferred Shares through this Offering.

The Company has utilized two (2) Promissory Notes to act as a line of credit or an “Open Advance Note” allowing the Company to access initial capital from affiliates to cover corporate expenses incurred in the formation and organization of the Company as well as the preparation, filing and execution of this Offering. The total funding available to the Company through the Promissory Notes is specified as to not exceed two hundred and fifty thousand U.S. dollars ($250,000). The holder or “Payee” of the Promissory Notes possess the option to convert all or any portion of the outstanding principal balance and accrued but unpaid interest due under the Promissory Notes into equity of the Company under terms to be determined by the parties and documented in a separate written agreement or instrument. In the event of conversion to Company equity, as of the date of this Offering Circular neither the potential class nor the amount of equity securities to be issued is determinable and the conversion of either Promissory Note will likely have a dilutive effect to Investors in this Offering. See also “Dilution” and “Interest of Management and Others in Certain Transactions” below.

The Company’s Articles of Incorporation and Bylaws Include Forum Selection, Binding Arbitration and Jury Waiver Provisions

The Company’s Amended and Restated Articles of Incorporation contains in Article XI provisions requiring the Second Judicial District of the State of Nevada to be the sole and exclusive forum for mandatory binding arbitration for alleged causes of action including (i) any derivative action brought on behalf of the Company, (ii) a claim of breach of a fiduciary duty owed by any current or former director, officer, stockholder or employee of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action asserting a claim arising pursuant to any provision of the NRS or the Articles of Incorporation or the Bylaws (as either may be amended and/or restated from time to time) or as to which the NRS confers jurisdiction on the State of Nevada, (iv) any action asserting a claim governed by the internal affairs doctrine of the law of the State of Nevada, or (v) any complaint asserting a cause of action arising under the federal securities laws of the United States of America, including, in each case, the applicable rules and regulations promulgated thereunder. In the event any cause of action claim depicted in (i) through (v) above is determined by law to not be applicable to settlement in binding mandatory arbitration, such actions shall be heard only before a judge and waiving any trial by jury, and the Second Judicial District of the State of Nevada shall be the sole and exclusive forum for litigation of the dispute. The Bylaws of the Company contain similar mandatory binding arbitration and forum selection provision. These provisions may (1) increase the costs for an investor to bring a claim, (2) limit access to information relative to litigation, (3) discourage the bringing of claims, and (4) limit investors’ ability to bring a claim in a judicial forum that they find favorable.

While Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder, the Company believes that the exclusive forum and mandatory arbitration provisions apply to claims arising under the Securities Act in light of the SEC September 17, 2025 Policy Statement communicating that mandatory arbitration provisions are not inconsistent with the federal securities laws.

The exclusive forum provision in the Amended and Restated Articles of Incorporation does not apply to suits brought to enforce any duty or liability created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction. The Bylaws of the Company specify that in the event that no state district court in the State of Nevada has jurisdiction over any such action, suit or proceeding, then a federal court located within the State of Nevada shall be the sole and exclusive forum.

For both instruments, investors will not be deemed to have waived the Company’s compliance with the federal securities laws and the rules and regulations thereunder. These forum selection provisions may limit your ability to obtain a favorable judicial forum for any dispute with the Company. Alternatively, if a court were to find a provision inapplicable to, or unenforceable in an action, the Company may incur additional costs associated with resolving such matters in other jurisdictions, which could adversely affect our business, operating results and financial condition.

Investors May Not be Entitled to a Jury Trial with Respect to Claims Against the Company

Investors in this Offering will be bound by the provisions contained within the Amended and Restated Articles of Incorporation, which includes a provision under which any cause of action is determined by law to not be applicable to settlement in mandatory binding arbitration, the matter shall be heard only before a judge and waive the right to a jury trial of any claim, including any claims made under the federal securities laws. However, investors will not be deemed to have waived the Company’s compliance with the federal securities laws and the rules and regulations thereunder.

When the Company opposes a jury trial demand based on the waiver in the Amended and Restated Articles of Incorporation, a court would determine whether the waiver was enforceable based on the facts and circumstances of that case in accordance with the applicable state and federal law. The Company believes that a contractual pre-dispute jury trial waiver provision is generally enforceable, including under the laws of the State of Nevada, which governs the agreement, by a federal or state court in the State of Nevada. In determining whether to enforce a contractual pre-dispute jury trial waiver provision, courts will generally consider whether the visibility of the jury trial waiver provision within the agreement is sufficiently prominent such that a party knowingly, intelligently and voluntarily waived the right to a jury trial and the Company believes that this is the case with respect to the Amended and Restated Articles of Incorporation. Prospective investors should consult legal counsel regarding the jury waiver provision before entering into a subscription agreement to purchase Series A Preferred Shares.

If a claim is brought against the Company by a shareholder, including claims under the federal securities laws, the claimant may not be entitled to a jury trial with respect to those claims, which may have the effect of limiting and discouraging lawsuits against the Company. If a lawsuit is brought against the Company, it may be heard only by a judge or justice of the applicable trial court within the forum specified, which may be conducted according to different civil procedures and may result in different outcomes than a trial by jury would have had, including results that could be less favorable to the plaintiff(s) in such an action.

No Minimum Offering Amount is Specified as a Condition for an Initial Closing During This Offering

Since this is a “best efforts” offering with no minimum, we will have access to any funds tendered. This might mean that any investment made could be the only investment in this Offering, leaving the Company without adequate capital to pursue its business plan or even to cover the expenses of this Offering.

Using a Credit Card to Subscribe for Series A Preferred Shares May Impact the Return on Investment (RoI) and Subject a Subscriber to Other Risks Using This Form of Payment

Subscribers in this offering possess the option of paying for their investment with a credit card, which is not usual in the traditional investment markets. Transaction fees charged by a credit card company (which can reach five percent (5%) of the transaction value if considered a cash advance) and interest charged on unpaid card balances (which can approach thirty percent (30%) in some states) can increase the effective purchase price of the Series A Preferred Shares. The cost of using a credit card may also increase if minimum monthly card payments are not timely made and the subsequent incurrence of potential late fees. Using a credit card is a relatively new form of payment for securities and will subject a subscriber to other risks inherent in this form of payment, including that, if credit card payments (e.g. minimum monthly payments) are not made, there exists the risk of damaging credit scores and payment by credit card may be more susceptible to abuse than other forms of payment. Moreover, where a third-party payment processor is used, as in this offering, a subscriber’s recovery options in the case of disputes may be limited. The increased costs due to transaction fees and interest may reduce the net return on investment (“RoI”).

The SEC’s Office of Investor Education and Advocacy issued an Investor Alert dated February 14, 2018 entitled “Credit Cards and Investments – A Risky Combination,” which further explains these and other risks to consider before using a credit card to make your investment in the Company’s Series A Preferred Shares.

Tax Risks to Investors Due to Company Structure and Designations

There are a number of substantial federal income tax risks relating to the intended business of Company and which affect the advisability or suitability in investing in Series A Preferred Shares of this Offering. No rulings have been sought from the Internal Revenue Service (the “IRS”) with respect to any tax-related matters and each potential Investor should consult his, her or the entity’s own tax advisor as to the relevant tax considerations and as to how those considerations may affect any investment and to determine whether an investment in Company is a suitable investment for that person or entity. Set forth below are some of the tax risks relating to an investment in Company and this list is intended to be informative through not all-inclusive regarding tax-related matters. POTENTIAL INVESTORS ARE NOT TO CONSTRUE ANY OF THE CONTENTS OF THIS OFFERING CIRCULAR AS TAX ADVICE AND ARE URGED TO CONSULT WITH THEIR OWN PERSONAL ACCOUNTANT(S) AND TAX ADVISORS CONCERNING THE TAX ASPECTS RELATING TO AN INVESTMENT IN COMPANY INCLUDING THE RECEIPT OF ANY ADDITIONAL SECURITIES THROUGH THE SUBSCRIBER INCENTIVE ALLOCATION OR OTHER PERKS ISSUED TO THE INVESTOR WITH THEIR INVESTMENT.

Significant and fundamental changes in the federal income tax laws have been made in recent years and additional changes are likely in the future. Any such change may affect the Company and its shareholders. Moreover, judicial decisions, regulations, or administrative pronouncements could unfavorably affect the tax consequences of an investment in the Company.

RISKS RELATED TO EMPLOYEE BENEFIT PLANS AND INDIVIDUAL RETIREMENT ACCOUNTS

In Some Cases, if the Investors Fails to Meet the Fiduciary and Other Standards Under the Employee Retirement Income Security Act of 1974, as Amended (“ERISA”), the Code or Common Law as a Result of an Investment in the Company’s Series A Preferred Shares, the Investor Could be Subject to Liability for Losses as Well as Civil Penalties

There are special considerations that apply to investing in the Company’s Series A Preferred Shares on behalf of pension, profit sharing or 401(k) plans, health or welfare plans, individual retirement accounts or Keogh plans. If the investor is investing the assets of any of the entities identified in the prior sentence in the Company’s Series A Preferred Shares, the Investor should satisfy themselves that:

1.	The investment is consistent with the Investor’s fiduciary obligations under applicable law, including common law, ERISA and the Code;
2.	The investment is made in accordance with the documents and instruments governing the trust, plan or IRA, including a plan’s investment policy;
3.	The investment satisfies the prudence and diversification requirements of Sections 404(a)(1)(B) and 404(a)(1)(C) of ERISA, if applicable, and other applicable provisions of ERISA and the Code;
4.	The investment will not impair the liquidity of the trust, plan or IRA;
5.	The investment will not produce “unrelated business taxable income” for the plan or IRA;
6.	The Investor will be able to value the assets of the plan annually in accordance with ERISA requirements and applicable provisions of the applicable trust, plan or IRA document; and,
7.	The investment will not constitute a prohibited transaction under Section 406 of ERISA or Section 4975 of the Code.

Failure to satisfy the fiduciary standards of conduct and other applicable requirements of ERISA, the Code, or other applicable statutory or common law may result in the imposition of civil penalties and can subject the fiduciary to liability for any resulting losses as well as equitable remedies. In addition, if an investment in the Company’s Series A Preferred Shares constitutes a prohibited transaction under the Code, the “disqualified person” that engaged in the transaction may be subject to the imposition of excise taxes with respect to the amount invested.

DILUTION

Dilution means a reduction in value, control or earnings of the capital shares the investor owns.

Immediate dilution

An early-stage company typically sells its capital shares (or grants options or warrants over its capital shares) to its founders and early employees at a very low cash cost because they are, in effect, putting their “sweat equity” into the company. When the company seeks cash investments from outside investors, like you, the new investors typically pay a much larger sum for their capital shares than the founders or earlier investors, which means that the cash value of the new investor’s stake is diluted because all the capital shares are worth the same amount, and you paid more than earlier investors for your capital shares in the company. If you invest in the Series A Preferred Shares, your economic interest will be diluted immediately to the extent of the difference between the offering price per share of Series A Preferred Stock and the pro forma net tangible book value per share of Series A Preferred Stock after this offering.

If you purchase Series A Preferred Shares in this offering, your ownership interest in the Company’s Series A Preferred Shares will be diluted immediately, to the extent of the difference between the price to the public charged for each Series A Preferred Share in this offering and the net tangible book value per share of the Series A Preferred Shares after this offering.

Company Securities Issued and Outstanding

The Company currently has twenty million (20,000,000) Class B Common Stock shares issued and outstanding as of the date of this Offering. The Company has no other class of equity securities issued or outstanding.

Book Value and Outstanding

As of May 31, 2026, the net tangible book value of the Company was a shareholders’ deficit of one hundred thousand five hundred thirty-eight U.S. dollars ($100,538). Based on the total number of issued and outstanding shares of Common Stock as of the date of the offering, twenty million (20,000,000) Class B Common Stock shares, the net tangible book value of the Company equates to a shareholder’s deficit of approximately $0.00503 per share of Class B Common Stock on a pro forma basis. Net tangible book value per share consists of stockholders’ aggregate deficit divided by the total number of shares of Company capital stock outstanding. Without giving effect to any changes in such net tangible book value after May 31, 2026, other than to give effect to the sale of seven million five hundred thousand (7,500,000) shares of Series A Preferred Shares being offered by the Company in this Offering for a total gross subscription amount of seventy-five million U.S. dollars ($75,000,000), the pro forma net tangible book value, assuming the full subscription amount, would be approximately seventy-four million eight hundred ninety-nine thousand four hundred sixty-two U.S. dollars ($74,899,462). Assuming full subscription of the Series A Preferred Shares offering of seven million five hundred thousand (7,500,000) shares and the issued and outstanding twenty million (20,000,000) Class B Common Stock shares, a total of twenty-seven million five hundred thousand capital shares (27,500,000) would be issued and outstanding and equates to an approximate tangible net book value of $2.7236 per capital stock share. Assuming full subscription of the Series A Preferred Shares offering of seven million five hundred thousand (7,500,000) shares with a maximum corresponding subscriber incentive allocations issuance of five hundred sixty-two thousand five hundred (562,500) and the issued and outstanding twenty million (20,000,000) Class B Common Stock shares, a total of twenty-eight million sixty-two thousand five hundred capital shares (28,062,500) would be issued and outstanding and equates to an approximate tangible net book value of $2.6690 per capital stock share.

Thus, if the Offering is fully subscribed, the net tangible book value per share of Class B Common Stock owned by the Company’s current stockholders will have immediately increased by approximately $2.7286 without any additional investment on their behalf and the net tangible book value per Series A Preferred Share for new investors will be immediately diluted by $7.2764 per share. Similarly, if the Offering is fully subscribed with the maximum issuance of subscriber incentive allocations, the net tangible book value per share of Class B Common Stock owned by the Company’s current stockholders will have immediately increased by approximately $2.6740 without any additional investment on their behalf and the net tangible book value per Series A Preferred Share for new investors will be immediately diluted by $7.3310 per share. These calculations do not include the costs related to executing the Offering, and such expenses will cause further dilution.

The following table illustrates the per share dilution to new investors discussed above, assuming the sale of, respectively, 100%, 75%, 50% and 25% of the Series A Preferred Shares offered for sale in this Offering (without deducting estimated offering expenses):

Percentage of Series A Preferred Shares offered that are sold	100%	75%	50%	25%
Price to the public charged for each share in this offering	$10.00	$10.00	$10.00	$10.00
Historical net tangible book value per share as of May 31, 2026 [1]	(0.00503)	(0.00503)	(0.00503)	(0.00503)
Increase in net tangible book value per share attributable to new investors in this offering [2]	2.7286	2.1962	1.5797	0.8576
Net tangible book value per share, after this offering [2]	2.7236	2.1912	1.5747	0.8525
Dilution per share to new investors [2]	$7.2764	$7.8088	$8.4253	$9.1475
Net tangible book value per share, after this offering [3]	2.6690	2.1557	1.5563	0.8471
Dilution per share to new investors [3]	$7.3310	$7.8443	$8.4437	$9.1529

1: Based on net tangible book value of the Company, as of May 31, 2026, of $(100,538) and 20,000,000 outstanding shares of Class B Common Stock as of the date of this Offering.

2: Based upon percentage of offering amount of Series A Preferred Shares without any additional subscriber incentive allocations issued and 20,000,000 outstanding Class B Common Stock shares.

3: Based upon percentage of offering amount of Series A Preferred Shares with maximum subscriber incentive allocations issued for that specific offering amount (7.5% of additional Series A Preferred Shares issued per individual $250,000 subscription) and 20,000,000 outstanding Class B Common Stock shares.

In addition to the outstanding Class B Common Stock and the subscriber incentive allocations, the Company has utilized two (2) Promissory Notes that are potentially convertible into equity of the Company. Promissory Notes were the financing vehicles used to access initial capital from affiliates to cover the Company’s initial corporate formation, organization and Offering expenses. The total funding available to the Company through the Promissory Notes is not exceed two hundred and fifty thousand U.S. dollars ($250,000). These Promissory Notes are potentially convertible into equity of the Company. The holder or “Payee” of the Promissory Notes possess the option to convert all or any portion of the outstanding principal balance and accrued but unpaid interest due under the Promissory Notes into equity of the Company under terms to be determined by the parties and documented in a separate written agreement or instrument. As of the date of this Offering Circular, neither the potential class nor the amount of equity securities to be issued in the event the holder of the Promissory Note opts for conversion of any outstanding balance due thereunder is determinable; therefore, the potential dilutive effects cannot be quantified within the prior dilution example table. The conversion of either Promissory Note into equity of the Company will have a dilutive effect to Investors in this Offering. See also “Interest of Management and Others in Certain Transactions” below, Exhibit 6a and Exhibit 6b.

The Company may also engage in other financing events including future equity raises. In the event the Company sells equity securities subsequent to an Investor’s purchase of the Series A Preferred Shares through this Offering or future offerings, the Investor’s proportionate ownership of the Company will be further diluted.

Future dilution

Another important way of looking at dilution is the dilution that occurs due to potential future actions by a company. An investor’s stake in a company could be diluted due to the company issuing additional capital stock shares. In other words, when the company issues more capital stock shares, the percentage of the company that the investor owns will decrease, even though the value of the company may increase. An investor will own a smaller piece of a larger company. This increase in the number of shares outstanding could result from a capital stock offering (such as an initial public offering, a crowdfunding round, a venture capital round, or private-placement angel investment), employees or another third-party exercising stock options, or by the conversion of certain instruments (e.g. convertible bonds, preferred shares or warrants) into capital stock.

If a company decides to issue more capital stock shares, an investor could experience value dilution, with each capital stock share being worth less than before, and control dilution, with the total percentage an investor owns being less than before. There may also be earnings dilution, with a reduction in the amount earned by the company per share (though this typically occurs only if the company offers dividends, and most early-stage companies are unlikely to offer dividends, preferring to invest any earnings back into the company).

The type of dilution that affects early-stage investors most often occurs when the company sells more capital stock shares in a “down round,” meaning the capital stock shares are sold at a lower company valuation than in earlier offerings. An example of how this “down round” dilution might occur is as follows (the numbers provided herein are for illustrative purposes only):

·	In January 2024, Jennifer invested twenty thousand U.S. dollars ($20,000) for capital shares that represent two percent (2%) of a company valued at one million U.S. dollars ($1,000,000).
·	In December 2024, the company was performing well and sold five million U.S. dollars ($5,000,000) in capital shares to a venture capital firm on a company valuation (before this new investment) of ten million U.S. dollars ($10,000,000). Jennifer then owns only one and three-tenths percent (1.3%) of the company but Jennifer’s stake in the company’s capital shares is now worth approximately one hundred thirty thousand U.S. dollars ($130,000) at the then current valuation.
·	In June 2025, the company began experiencing financial distress and in order to remain in operation issued additional capital shares and raised one million U.S. dollars ($1,000,000) at a company valuation of only two million U.S. dollars ($2,000,000) (the “down round”). Jennifer now owns only approximately eight-tenths of one percent (0.8%) of the company and Jennifer’s capital stock shares are worth only approximately sixteen thousand U.S. dollars ($16,000) at the then current valuation.

This type of dilution might also happen upon conversion of convertible notes into capital stock shares. Typically, the terms of convertible notes issued by early-stage companies provide that in the event of another round of financing, the holders of the convertible notes get to convert their notes into equity at a “discount” to the price paid by the new investors (i.e., the converting notes get more capital stock shares than the new investors would for the same amount). Additionally, convertible notes may have a “price cap” on the conversion price, which effectively acts as a capital share price ceiling. Either way, the holders of the convertible notes get more capital shares for their money than new investors. In the event that the financing is a “down round” the holders of the convertible notes will dilute existing equity holders, and even more than the new investors, because the holders of the convertible notes get more capital stock shares for their funds. Investors should pay careful attention to the number of convertible notes that the company has issued (and may issue in the future, and the terms of those convertible notes.)

If you are making an investment in a company expecting to own a certain percentage of the company or expecting each capital stock share to hold a certain amount of value, it is important to understand and realize how the economic value of those capital shares can decrease by actions taken by the company. Dilution can make material changes to the economic value of each capital stock share, the ownership percentage of the capital stock shares, the voting control afforded by the capital stock shares, and the earnings per capital stock share.

PLAN OF DISTRIBUTION

The Company is offering up to offering of seven million five hundred thousand (7,500,000) Series A Preferred Shares with a maximum number of five hundred sixty-two thousand five hundred (562,500) Series A Preferred Shares eligible to be issued as incentive allocations to subscribers based upon their investment level as described in this Offering Circular. No additional consideration will be received by the Company for the issuance of Series A Preferred Shares derived from subscriber incentive allocations and the Company will not incur any additional costs relating to the issuance of the subscriber incentive allocations. The Maximum Offering Amount is seventy-five million U.S. dollars ($75,000,000), the Offering price per Series A Preferred Share is ten U.S. dollars ($10.00) and the Minimum Investment Amount to become a Series A Preferred Share holder is five thousand U.S. dollars ($5,000.00) for five hundred (500.0) Series A Preferred Shares.

The Offering will be made through general solicitation, direct solicitation, and marketing efforts whereby Investors will be directed to https://portal.criticaltech.exchange/tokenovaworldwide (the “Platform”) to invest. The Company has engaged Andes Capital Group LLC (“Andes Capital”), an independent FINRA broker-dealer to assist with the Series A Preferred Share sales as the Broker-Dealer of Record for the Offering in exchange for a one percent (1%) fee deducted from the aggregate Series A Preferred Share sales. Compensation to Andes Capital derived from its role as Broker-Dealer of Record from the Company’s sales of Series A Preferred Shares shall not exceed seven hundred fifty thousand dollars ($750,000). Andes Capital is also appointed to act as the “Managing Broker Dealer” for the Offering whereby Andes Capital is authorized to form, organize, and manage a syndicate of FINRA member broker-dealers (each, a "Selling Group Member" and collectively, the "Selling Group") to assist with the solicitation and sale of securities in this Offering.

The Company anticipates Andes Capital may receive additional compensation for Series A Preferred Share sales pursuant to Andes Capital introducing the Offering to its network of institutional and accredited investors through its “Investor Outreach Services.” Andes Capital will be entitled to a fee equal to five percent (5%) of the Series A Preferred Share sales gross proceeds raised solely from investors directly introduced to the Offering by Andes Capital or by any Selling Group Member and traceable to such introduction efforts (collectively, the "Outreach-Sourced Proceeds"). The aggregate Outreach-Sourced Proceeds on which the Investor Outreach Services fee is calculated shall be capped at twenty million U.S. dollars ($20,000,000), such that the aggregate compensation payable shall not exceed one million U.S. dollars ($1,000,000). This one million U.S. dollar ($1,000,000) Investor Outreach Services fee cap is a single, shared cap covering both (i) fees retained by Andes Capital for investors it directly introduces and (ii) any reallowance paid to Selling Group Members for their direct introduction to Company investors; in no event shall the fee for Investor Outreach Services exceed one million U.S. dollars ($1,000,000).

The Offering is conducted on a “best-efforts” basis. No Commissions or any other remuneration for the Series A Preferred Shares sales will be provided to the Company, the Directors, any Officer, or any employee of the Company, relying on the safe harbor from broker-dealer registration set forth in Rule 3a4-1 under the Securities Exchange Act of 1934 (the “Exchange Act”), as amended. Commissions or any other remuneration for the Series A Preferred Shares sales will be paid only to FINRA-member broker-dealers as provided for above.

The Company will not limit or restrict the sale of the Series A Preferred Shares during this twelve (12) month Offering period other than the investor suitability standard qualifications and restrictions specified above. No market exists for the Series A Preferred Shares or any other class of Company capital stock and no market is anticipated or intended to exist in the near future, therefore there is no plan to stabilize the market for any of the Company securities to be offered.

The Company, Directors, Officers, and employees of the Company are primarily engaged in the Company’s business of corporate development and management, and none of them are, or have ever been, brokers nor dealers of securities in the United States. The Company, Directors, Officers, and employees will not be compensated in connection with the sale of securities through this Offering. The Company believes that the Directors, Officers, and employees, if any, are associated persons of the Company not deemed to be brokers under Exchange Act Rule 3a4-1 because: (1) no Director, Officer, or employee is subject to a statutory disqualification, as that term is defined in section 3(a)(39) of the Exchange Act at the time of their participation; (2) no Director, Officer, or employee will be compensated in connection with his participation by the payment of commissions or by other remuneration based either directly or indirectly on transactions in connection with the sale of securities through this Offering; (3) no Director, Officer, or employee is an associated person of a broker or dealer; (4) the Directors, Officers, and employees, if any, primarily perform substantial duties for the Company other than the sale or promotion of securities; (5) no Director, Officer, or employee has acted as a broker or dealer within the preceding twelve (12) months of the date of this Offering Circular; (6) no Director, Officer, or employee will participate in selling this Offering after more than twelve (12) months from the Effective Date of the Offering.

Andes Capital has agreed to act as the Broker-Dealer of Record (the “Broker of Record”) and a Managing Broker Dealer to assist in connection with this Offering. Andes Capital is not purchasing or selling any securities offered by this Offering Circular, nor is it required to arrange the purchase or sale of any specific number or dollar amount of securities in this Offering. However, Andes Capital has agreed to use their best efforts to arrange for the sale of the Series A Preferred Shares offered through this Offering Circular. The Company has engaged KoreTransfer USA, LLC as the transfer agent for this Offering. Proceeds from this Offering will be held in an escrow account administered by Encore Bank (“Encore”) until an Investor’s subscription has been successfully processed and the funds are transferred to a Company operating account for any corporate use.

The Company will also publicly market the Offering using general solicitation through methods that include e-mails to potential Investors, the internet, social media, and any other means of widespread communication.

This Offering Circular will be furnished to prospective investors via download twenty-four (24) hours per day, seven (7) days per week on the Company’s Platform at https://portal.criticaltech.exchange/tokenovaworldwide and via of the SEC’s EDGAR filing system.

The following table shows the total discounts and commissions payable to Andes Capital in connection with this Offering by the Company:

	Price Per Unit	Total Offering
Public Offering Price	$ 10.00	$ 75,000,000.00
Broker of Record Commissions [1]	$ 0.10	$ 750,000.00
Net Proceeds, Before Expenses [1]	$ 9.90	$ 74,250,000.00
Placement Agent Commissions [2]	$ 0.50	$ 1,000,000.00
Net Proceeds, Before Expenses [2]	$ 9.40	$ 73,250,000.00

1: Andes Capital acting as Broker-Dealer of Record for the Offering in exchange for a one percent (1%) fee deducted from the aggregate Series A Preferred Share sales.

2: Maximum possible Investor Outreach Services fee of five percent (5%) deducted from the aggregate Series A Preferred Share sales capped at twenty million U.S. dollars ($20,000,000) with aggregate compensation payable not to exceed one million U.S. dollars ($1,000,000).

Other Broker-Dealer Terms

Andes Capital has also agreed to provide the following operations and compliance services in exchange for the compensation discussed above:

·	Act as broker-dealer of record for purposes of the Form 1-A filing with the SEC and the Rule 5110 filing with FINRA;
·	Provide introductions to, and coordination with, additional service providers engaged in connection with the Offering;
·	Assist with the use of an issuer-hosted Reg A+ raise website through which prospective and current investors may begin the onboarding process by entering their indication of interest, completing required investor information, and reviewing and executing offering documentation;
·	Perform Bad Actor due diligence pursuant to Rule 262 of Regulation A on the Company and its covered persons;
·	Perform investor identity, AML, and OFAC screening on each prospective investor in accordance with the Bank Secrecy Act, the USA PATRIOT Act, FinCEN regulations, and Andes Capital's written AML program;
·	Coordinate with the Company's registered transfer agent;
·	Coordinate with the Company's escrow agent regarding investor funds, if an escrow arrangement is used by Company;
·	Coordinate with the Company's legal counsel; and
·	Provide other financial advisory services customary for similar transactions and as may be mutually agreed in writing by Andes Capital and the Company (collectively, the "Services").

In addition to the compensation derived from the Series A Preferred Share sales described above, there will be a one-time onboarding and consulting fee (the “Onboarding and Consulting Fee”) of seven thousand five hundred U.S. dollars ($7,500), due and payable to Andes Capital upon execution of the Broker-Dealer Engagement Agreement. The Onboarding and Consulting Fee will cover expenses anticipated to be incurred by Andes Capital for such as services provided by Andes Capital in connection with the initial onboarding of the Offering, including coordination with third-party vendors and general advisory services regarding the Offering. To the extent any such expenses are not actually incurred, the balance of this one-time fee will be reimbursed to the Company, pursuant to FINRA Rule 5110(g)(4)(A).

Excluding pass-through expenses, the maximum aggregate compensation payable by the Company to Andes Capital is one million seven hundred fifty-seven thousand five hundred U.S. dollars ($1,757,500). This maximum aggregate compensation would consist of (i) seven hundred fifty thousand U.S. dollars ($750,000) for Broker of Record Services, (ii) one million U.S. dollars ($1,000,000) for Investor Outreach Services fee (shared between Andes Capital and any Selling Group Members as a single capped pool), and seven thousand five hundred U.S. dollars ($7,500) for the Onboarding and Consulting Fee.

The Issuer (Tokenova Worldwide, Inc.) will also be responsible for all FINRA Corporate Financing filing fees associated with this Offering (the “FINRA Filing Fees”). The FINRA Filing Fees are estimated to total eleven thousand seven hundred fifty U.S. dollars ($11,750), comprising the one-time FINRA standard document fee of five hundred dollars ($500) plus 0.015% of the proposed maximum aggregate offering of seventy-five million U.S. dollars ($75,000,000) equaling approximately eleven thousand two hundred fifty U.S. dollars ($11,250).

Incentive Allocations and Perk Program

All subscribers to this Offering and Investors will be eligible to receive additional Series A Preferred Shares at no additional cost and other possible perks based upon the number of Series A Preferred Shares they purchase. The Company will issue the additional Series A Preferred Shares that are derived from the subscriber incentive program from the Company’s authorized Series A Preferred Shares, and to the extent subscriber incentives are issued, they will neither increase nor reduce the Offering Proceeds the Company anticipates receiving through this Offering from the sales of Series A Preferred Shares.

Subscriber incentive allocations of Series A Preferred Shares based upon the subscriber’s capital investment amount will be issued simultaneously with the total number of Series A Preferred Shares subscribed for by the Investor. The total number of Series A Preferred Shares that may be issued through the subscriber incentive allocation program is estimated to be five hundred sixty-two thousand five hundred (562,500) Series A Preferred Shares. No fractional shares will be issued by the Company through this Offering. All subscribers and Investors will be eligible to receive the calculable number of subscriber incentive allocation and perks corresponding to the increments and capital thresholds described hereafter.

Tokenova Worldwide, Inc. shareholders may receive priority consideration for future company-sponsored opportunities, Special Purpose Vehicles (“SPVs”), co-investments, strategic investments, capital products, and other initiatives. Subscriber incentive allocations that subscribers and investors may qualify for include: Founder Allocation (an additional three percent (3%) of Series A Preferred Shares for capital investments in excess of $50,000); Strategic Allocation (an additional five percent (5%) of Series A Preferred Shares for capital investments in excess of $100,000); Leadership Allocation (an additional seven and one-half percent (7.5%) of Series A Preferred Shares for capital investments in excess of $250,000); and Strategic Investor Circle benefits (for capital investments in excess of $1,000,000) which includes the Leadership Allocation and may include enhanced management access, quarterly strategy briefings, priority review of future opportunities, and participation privileges in select future offerings, subject to applicable law, regulatory requirements, offering terms, and Company discretion.

Subscriber Incentive Allocations

Subscriber Category	Subscription Amount USD or No. of Shares	Allocation of Additional Series A Preferred Shares	Total Series A Preferred Shares Issued
Founder Allocation	$50,000/5,000	3.0%	5,150
Strategic Allocation	$100,000/10,000	5.0%	10,500
Leadership Allocation	$250,000/25,000	7.5%	26,875

Tokenization of Series A Preferred Shares

The Company’s intends to issue all Series A Preferred Shares (security) to securityholders as an Issuer-sponsored tokenized security utilizing a Layer 1 (“L1”) blockchain protocol to create a crypto asset representing the Series A Preferred Shares acquired. The Company intends to utilize digital ledger technology (DLT) as the system the Company will use to record ownership and any subsequent transfers of the Series A Preferred Shares (the “master securityholder file”), such that any future transfer of the crypto asset (the Series A Preferred Shares) on the crypto network automatically results in a record of the transfer of the security on the master securityholder file. The Company (or its agent) will thereafter maintain the master securityholder file on one (1) or more crypto networks which will effectively function as “onchain” database records. The Series A Preferred Share security holder will possess access to their Company security holdings through their individual account maintained on the Company Platform. The Company’s transfer agent will further monitor compliance with any proposed transfer of Series A Preferred Shares and possess access to the onchain master securityholder file.

SELLING SECURITYHOLDERS

There are no selling securityholders in this Offering.

USE OF PROCEEDS

The Company intends for approximately one hundred percent (100%) of the net Proceeds from the Offering to be used for the development of the Company’s proprietary digitally-enabled capital markets infrastructure platform for securities issuers anticipated to be advancing critical technologies and the Company’s initial working capital and operating expenses.

The net proceeds to the Company from the sale of up to seven million five hundred thousand (7,500,000) Series A Preferred Shares offered at an offering price of ten U.S. dollars ($10.00) per Series A Preferred Share will vary depending upon the total number of Series A Preferred Shares sold. The table below shows the intended net proceeds from this Offering, indicating scenarios where the Company sells various amounts of the Series A Preferred Shares. There is no guarantee that the Company will be successful at selling any of the securities being offered in this Offering. Accordingly, the actual amount of proceeds the Company raises in this Offering, if any, may differ.

The allocation of net Proceeds is structured on a priority basis. At lower raise levels, a greater percentage is directed toward Platform & Technology Development and Working Capital & Operations to ensure the Company builds a robust ownership, intelligence, and liquidity infrastructure. As gross Proceeds increase, the allocation shifts toward Asset Origination, Integration & Strategic Investments (including a strong pipeline of critical technology infrastructure opportunities) and Ecosystem Development. This approach ensures disciplined capital deployment aligned with the Company’s strategy of building scalable capital infrastructure for the next industrial era.

The offering scenarios presented below are for illustrative purposes only and the actual amounts of proceeds, if any, may differ.

The Company’s priority-based intended use of the Proceeds from this Offering is as follows:

	25%	50%	75%	100%
Series A Preferred Shares Sold:	1,875,000	3,750,000	5,625,000	7,500,000
Gross Offering Proceeds:	$ 18,750,000	$ 37,500,000	$ 56,250,000	$ 75,000,000
Offering Commissions and Fees [1]	$ 206,250	$ 393,750	$ 581,250	$ 768,750
Offering Expenses [2]	$ 320,000	$ 420,000	$ 510,000	$ 575,000
Net Offering Proceeds:	$ 18,223,750	$ 36,686,250	$ 55,158,750	$ 73,656,250

Use of Net Offering Proceeds
Platform & Technology Development	$ 8,200,688	$ 14,674,500	$ 20,408,738	$ 25,779,688
Asset Origination & Integration	2,733,563	7,337,250	12,686,513	18,414,063
Ecosystem & Investor Access Development	1,822,375	4,402,350	7,722,225	11,048,438
Operational Intelligence & Data Systems	1,457,900	3,301,763	5,515,875	7,365,625
Working Capital & Operations	2,733,563	4,402,350	6,067,463	7,365,625
Legal, Regulatory & Compliance	$ 1,275,663	2,568,038	2,757,938	3,682,813
Total Use of Net Offering Proceeds:	$ 18,223,750	$ 36,686,250	$ 55,158,750	$ 73,656,250

1: Includes the (i) Broker-Dealer of Record one percent (1%) fee deducted from the aggregate Series A Preferred Share sales, (ii) Onboarding and Consulting Fee of $7,000, and (iii) FINRA Filing Fees of $11,750 (does not include possible Investor Outreach Services fees identified in “Plan of Distribution” section above).

2: Offering Expenses includes costs related to preparation, completion and filing of the Form 1-A, including independent audit and accounting services, and legal services fees, and anticipated marketing expenses to execute this Offering. For Offering Expenses, the Company has budgeted $575,000 at the full capital raise. This reflects estimated securities legal, audit, marketing, and setup costs for a professional maximum Tier 2 Regulation A+ offering. Lower offering scenarios use stepped amounts to reflect the front-loaded nature of many of these expenses.

The Company hereby reserves the right to change the anticipated or intended Use of Proceeds of this Offering as described in this Section and as described elsewhere within this Offering Circular.

DESCRIPTION OF THE BUSINESS

Strategic Positioning

Tokenova Worldwide, Inc. (the “Company”) is a capital infrastructure enterprise developing ownership, intelligence, and capital coordination systems to support the deployment and scaling of critical technologies.

The Company believes that private markets will increasingly require integrated, compliant, and digitally-enabled infrastructure to support capital formation, programmable ownership, and lifecycle management of real-world assets. Tokenova Worldwide, Inc. is designed to serve as this infrastructure layer.

The Company is positioned at the convergence of programmable digital securities and critical technology infrastructure, enabling more transparent, data-driven, and governed participation in long-duration critical technology assets.

Business Overview

Tokenova Worldwide, Inc. is a capital infrastructure enterprise focused on enabling regulated access to private market opportunities in critical technology sectors.

These critical technology sectors include, but are not limited to:

  Advanced manufacturing and industrial technologies
  Artificial intelligence and robotics
  Cybersecurity and defense technologies
  Airspace intelligence and next-generation mobility systems
  Energy and infrastructure systems
  Aerospace and deep space technologies

The Company’s objective is to integrate capital formation, digital ownership infrastructure, and real-world asset environments into a unified platform designed to support the structuring, issuance, and lifecycle management of private securities.

The Company believes that recent developments in regulation, digital infrastructure, and private market demand have created a convergence that enables the emergence of scalable capital infrastructure platforms for private securities and critical technology assets.

Tokenova Worldwide, Inc. operates as a capital infrastructure coordination layer. Certain regulated activities, including the issuance and management of digital securities, are conducted through CriticalTech.Exchange, a platform powered by KoreInside and other appropriately licensed third-party providers.

Tokenova Worldwide, Inc. operates as a capital infrastructure enterprise and ecosystem developer, with activities organized across four integrated components:

1. Capital Formation. Tokenova Worldwide, Inc. raises capital through Regulation A+ offerings and other permitted structures to fund the development and operation of its capital infrastructure platform and ecosystem. These activities enable investor participation in the growth of the enterprise and its capabilities across critical technology sectors.

2. Platform Development and Asset Integration. Tokenova Worldwide, Inc. deploys capital to develop, test, and validate its platform capabilities across critical technology ecosystems. These environments may include:

  Advanced manufacturing platforms
  Aerospace and mobility infrastructure
  Energy and industrial systems
  Defense and cybersecurity-related technologies
  Real estate and asset-backed infrastructure platforms

Such deployments are intended to support platform development, validate digital securities and operational intelligence frameworks, and enable integration of investor onboarding, compliance, and lifecycle management systems.

The Company’s capital deployment activities are incidental to its primary business of platform development and ecosystem building. Tokenova Worldwide, Inc. expects that a majority of its capital will be allocated toward platform development, operations, and infrastructure. Capital deployed into pilot programs or structured environments is expected to represent a minority portion of overall activities.

Tokenova Worldwide, Inc. generally does not intend to control or operate underlying assets and instead focuses on enabling infrastructure, coordination, and platform capabilities.

3. Infrastructure and Digital Securities Layer. The Company will develop and operate infrastructure specifically designed to support private offerings, including:

  Investor onboarding and compliance systems
  Transaction processing workflows
  Digital securities and tokenization capabilities
  Capitalization table and investment lifecycle management
  Reporting, data, and analytics systems

The Company expects to use third-party regulated entities to perform regulated functions, such as SEC-registered transfer agents and FINRA-member broker-dealers.

4. Ecosystem Development and Strategic Integration. The Company develops and participates in an ecosystem of strategic relationships to support platform deployment. These relationships may include infrastructure operators, technology providers, manufacturing partners, financial intermediaries, and governmental and institutional entities.

Revenue Model

Tokenova Worldwide, Inc. expects to generate revenue primarily through platform coordination, structuring, and intelligence-related fees as it builds and scales its capital infrastructure capabilities across critical technology sectors.

The Company’s anticipated revenue sources include:

  Fees for the origination, structuring, and coordination of capital for critical technology infrastructure assets, platforms, and operating companies.
  Platform and infrastructure-related fees from entities that utilize Tokenova Worldwide’s coordination, ownership, and intelligence capabilities.
  Operational intelligence, data, reporting, and analytics services that deliver ongoing performance visibility to investors and operators.
  Integration and deployment support services that align infrastructure assets with programmable ownership frameworks and regulated capital markets infrastructure.

Tokenova Worldwide, Inc. does not act as a broker-dealer, investment adviser, custodian, transfer agent, or securities exchange. All regulated functions, including securities distribution, custody, and transfer agency services, are performed by appropriately licensed third-party providers.

The Company may, from time to time and on a limited basis, participate in platform deployments, SPVs, co-investments, or other structured opportunities when such participation supports platform development, capability validation, or ecosystem growth. Any such participation is expected to be incidental to the Company’s primary business of developing and operating capital infrastructure coordination, ownership, and intelligence capabilities.

Platform Strategy

Tokenova Worldwide, Inc.’s strategy is to position its platform as a foundational infrastructure layer supporting capital formation, ownership, and operational intelligence within private markets.

Tokenova Worldwide, Inc. intends to deploy and validate its platform within critical technology environments, including:

  Mobility systems
  Manufacturing ecosystems
  Infrastructure platforms
  Energy systems
  Aerospace and deep space technologies
  Defense and cybersecurity

Tokenova Worldwide, Inc. intends to establish pilot programs and structured deployments to validate its platform capabilities, including investor onboarding, compliance systems, digital securities frameworks, and operational intelligence features.

As more participants utilize the platform, Tokenova Worldwide, Inc. expects to benefit from network effects, including improved efficiency, richer data insights, greater ecosystem connectivity, and enhanced platform utility.

Capital Investments in Other Entities

Tokenova Worldwide, Inc. is a capital infrastructure enterprise focused on the convergence of programmable digital securities and critical technology infrastructure. The Company originates, structures, and coordinates capital for real-world assets while embedding programmable ownership and operational intelligence capabilities.

As part of building and scaling its platform, Tokenova Worldwide may, from time to time and on a selective basis, acquire or take controlling equity positions in companies operating within its target sectors. In such cases, the Company may seek to integrate these companies as operating subsidiaries (generally targeting ownership of sixty-eight percent (68%) or greater) to directly support platform capabilities, including tokenization of assets and data, operational intelligence infrastructure, and governed liquidity mechanisms.

These strategic positions are intended to advance the Company’s primary business of developing and operating capital infrastructure systems. The Company generally targets more mature companies that have developed meaningful technology, data assets, or operational capabilities aligned with the next industrial era.

In addition to strategic operating subsidiaries, the Company may, on a limited and incidental basis, make minority equity investments in companies that can benefit from or contribute to the Company’s platform and ecosystem. Any such minority investments are expected to represent a minority portion of the Company’s overall capital deployment.

The Company intends to implement robust internal procedures to monitor the value of its holdings on an ongoing basis to ensure that the Company does not become an investment company under the Investment Company Act of 1940. In particular, the Company will seek to ensure that the aggregate value of any “investment securities” (as defined under the Investment Company Act) does not exceed 40% of the value of the Company’s total assets (exclusive of cash and government securities) on an unconsolidated basis.

Investment Company Act Considerations

The Company intends to conduct its operations so that neither we, nor any of our subsidiaries, is required to register as investment companies under the Investment Company Act. Section 3(a)(1)(A) of the Investment Company Act defines an investment company as any issuer that is or holds itself out as being engaged primarily in the business of investing, reinvesting or trading in securities. Section 3(a)(1)(C) of the Investment Company Act defines an investment company as any issuer that is engaged or proposes to engage in the business of investing, reinvesting, owning, holding or trading in securities and owns or proposes to acquire investment securities having a value exceeding forty percent (40%) of the value of the issuer’s total assets (exclusive of U.S. Government securities and cash items) on an unconsolidated basis, which we herein refer to as the 40% Asset Test.” Excluded from the term “investment securities,” among other things, are U.S. Government securities and securities issued by majority-owned subsidiaries that are not themselves investment companies and are not relying on the exception from the definition of investment company set forth in Section 3(c)(1) or Section 3(c)(7) of the Investment Company Act.

The Company intends to monitor our compliance with the 40% Asset Test and the holdings of our subsidiaries to ensure that each of our subsidiaries are also in compliance with an applicable exemption or exclusion from registration as an investment company under the Investment Company Act. The securities issued by any wholly-owned or majority-owned subsidiary that are excluded from the definition of “investment company” based on Section 3(c)(1) or 3(c)(7) of the Investment Company Act, together with any other investment securities we may own, may not have a value in excess of forty percent (40%) of the value of Company total assets on an unconsolidated basis. We believe that neither we nor certain of our subsidiaries will be considered investment companies for purposes of Section 3(a)(1)(A) of the Investment Company Act because the Company and they will not engage primarily or hold themselves out as being primarily engaged in the business of investing, reinvesting or trading in securities. Rather, we and such subsidiaries will be primarily engaged in non-investment company businesses. Consequently, the Company and our subsidiaries expect to be able to conduct our operations such that none will be required to register as an investment company under the Investment Company Act.

The Investment Company Act defines a majority-owned subsidiary of a person as a company where fifty percent (50%) or more of the outstanding voting securities of which are owned by such person, or by another company which is a majority-owned subsidiary of such person. The Company treats companies and entities in which we own at least a majority of the outstanding voting securities as majority-owned subsidiaries. The determination of whether an entity is a majority-owned subsidiary of our Company is made by us. The Company also treats subsidiaries of which we or our wholly-owned or majority-owned subsidiary is the manager (in a manager-managed entity) or managing member (in a member-managed entity) or in which our agreement or the agreement of our wholly-owned or majority-owned subsidiary is required for all major decisions affecting the subsidiaries (referred to herein as “Controlled Subsidiaries”), as majority-owned subsidiaries even though none of the interests issued by such Controlled Subsidiaries meets the definition of voting securities under the Investment Company Act. The Company reached this conclusion on the basis that the interests issued by the Controlled Subsidiaries are the functional equivalent of voting securities. The Company has not asked the SEC staff for concurrence of our analysis and it is possible that the SEC staff could disagree with any of our determinations. If the SEC staff were to disagree with The Company’s treatment of one (1) or more companies as majority-owned subsidiaries, we would need to adjust our strategy and our assets. Any such adjustment in our strategy could have a material adverse effect on the Company.

Qualification for exemption from registration under the Investment Company Act will limit the Company’s ability to make certain investments. To the extent that the SEC staff provides more specific guidance regarding any of the matters bearing upon such exclusions, we may be required to adjust our strategy accordingly. Any additional guidance from the SEC staff could provide additional flexibility to us, or it could further inhibit our ability to pursue the strategies we have chosen.

The loss of our exclusion from regulation pursuant to the Investment Company Act could require us to restructure our operations, sell certain of our assets or abstain from the purchase of certain assets, which could have an adverse effect on our financial condition and results of operations. See also the section “Risk Factors” above.

Qualified Small Business

The Company expects to be a “qualified small business” as defined in Section 1202(d) of the Internal Revenue Code of 1986 (the “I.R.C.”), as amended, at and immediately after the issuance of the Series A Preferred Shares. The Company has no predecessor and has never at any time held gross assets in excess of fifty million U.S. dollars ($50,000,000) and does not expect to hold gross assets in excess of fifty million U.S. dollars ($50,000,000) immediately after this Offering (including the proceeds of this Offering).

The Company intends to operate in the future in the manner required for the Series A Preferred Shares offered in this Offering to qualify as “qualified small business stock” as defined in I.R.C. Section 1202(c), so that investors in this Offering (other than corporations) that meet the more than five 5) year holding period specified in I.R.C. Section 1202(a) may be eligible to exclude from gross income for federal income tax purposes one hundred percent (100%) of any gain realized on a future sale or exchange of the Series A Preferred Shares (up to the maximums prescribed in I.R.C. Section 1202(b)) and to receive an equivalent preference for federal alternative minimum tax purposes.

The Company has not redeemed any of its issued Class B Common Stock since its formation and has no intention to do so at any time within one (1) year of the date of this Offering. It intends to satisfy the “active business requirement” in I.R.C. Section 1202(d) under the aggregation rules in I.R.C. Section 1202(d)(e) as a “parent-subsidiary controlled group” by retaining at least eighty percent (80%) of its assets (by value) in the form of stock representing more than fifty percent (50%), by vote or value, of subsidiary corporations engaged in the active conduct of one (1) or more qualified trades or businesses, as the term “qualified trade or business” is defined in I.R.C. Section 1202(e)(3). It will not hold more than ten percent (10%) of the value of its assets (net of liabilities) in the form of stock or securities of corporations that are not subsidiaries, except to the extent such stock or securities are permitted to be held as working capital or temporary investment under I.R.C. Section 1202(e)(6). The Company and its subsidiaries will strive to avoid engagement in other activities or businesses or the acquisition or holding of assets or positions that would disqualify the Company from being a qualified small business.

Employees

The Company currently possesses neither full-time nor part-time employees. It is a reasonable expectation that in the future, the Company may hire either full-time or part-time employees for corporate activities related to platform development, operation and maintenance, and corporate administration.

Competition

The Company’s ability to produce revenues will rely on several factors including and not limited to identifying winning management teams and disruptive entrepreneurs willing to engage the Company and its proprietary digitally-enabled infrastructure platform to raise capital in the private market. The Company will compete with angel investor groups, traditional business incubators, business accelerators and venture capital firms many of whom may have an excess of capital and other valuable resources than the Company useful in engaging or investing in other entities.

Intellectual Property

The Company currently neither owns nor licenses any patents or trademarks nor does the Company possess any applications before the U.S. Patent and Trademark Office (the “USPTO”) seeking a patent or trademark. The Company anticipates filing applications with the USPTO for a utility or method patent or any trademark if, in the sole discretion of the Company, it develops any technology, process, product or mark that the filing and prosecution of any such application would benefit the Company.

AFFILIATES

An Affiliate of the Company, Director, Officer or employee means any entity, directly or indirectly, through one (1) or more intermediaries that is controlled by, or under common control with the Company, Director, Officer or employee, as applicable. The term “control,” as used in the immediately preceding sentence, means the right to exercise, directly or indirectly, more than fifty percent (50%) of the voting rights of the entity or the power to direct or cause the direction of the management or policies of the affiliated entity.

The following entities are affiliated with the Company and are either owned or controlled by the Company or a Director, Officer or employee of the Company (“Affiliates”):

Tokenova, Inc. (dba CriticalTech.Exchange) is a digital capital markets platform focused on supporting companies operating in critical technology sectors. Tokenova, Inc. provides infrastructure for the issuance, management, and compliance of digital securities and tokenized private market offerings. Tokenova, Inc. is controlled by certain Directors and Officers of the Company. Directors and Officers of the Company that are also Directors and Officers at Tokenova, Inc. include: Dr. Max W. Hooper, who serves as Chief Executive Officer of both entities, and Aaron Jay “A.J.” Ripin, who serves as President of both entities. Directors and Officers of the Company possess the ability to control or manage the operations of affiliate Tokenova, Inc.

Global Blockchain Ventures Fund LP is a private investment fund focused on investments in blockchain infrastructure, digital assets, and critical technology companies. The General Partners of Global Blockchain Ventures Fund include Allen R. Weiss, Dr. David S. Metcalf, and Dr. Max W. Hooper, each of whom is a Director of the Company. As a result, Global Blockchain Ventures Fund is under common control with the Company.

Merging Traffic, Inc. is a portfolio management company that provides consulting and professional services, including fund administration and related services. Merging Traffic, Inc. is an affiliate of the Company and is controlled by certain Directors and Officers of the Company, including Dr. Max W. Hooper, Aaron Jay “A.J.” Ripin, Allen R. Weiss, and Dr. David S. Metcalf, who also serve in executive or director capacities at Merging Traffic, Inc.

S3Nova Partners, Inc. is a company focused on aerospace, advanced air mobility, and related infrastructure and technology initiatives. S3Nova Partners is sixty percent (60%) owned by Tokenova, Inc. (dba CriticalTech.Exchange), an affiliate of the Company. As a result, S3Nova Partners is an affiliate of the Company.

CONFLICTS OF INTEREST

The following condition may result in a conflict between the interests of an Investor and those of the Company and member of Management:

Tokenova, Inc. (dba CriticalTech.Exchange) is an affiliate of the Company that shares common management personnel with the Company, and a conflict of interest may arise related to the repayment of the outstanding Company indebtedness in the form of a Promissory Note, bilaterally executed by A.J. Ripin, which was a source of primary funding for corporate formation, offering and initial operating expenses. The conflict relates to the possible demand for repayment or conversion of the Promissory Note balance into securities of the Company as contractually specified between Maker (Company) and Payee (Tokenova, Inc. (dba CriticalTech.Exchange)). A conflict may occur between satisfying the obligations of the Company in accordance with the Promissory Note and perceived efficient utilization of Company resources and cash flows. The conflict of interest is mitigated by the fiduciary duties imposed upon the Company’s Director(s) and Officers to the Company and its shareholders through NRS and Nevada case law. A copy of the Promissory Note is attached hereto as Exhibit 6a. See also “Interest of Management and Others in Certain Transactions” section below.

Merging Traffic, Inc. is an affiliate of the Company that shares common management personnel with the Company, and a conflict of interest may arise related to the repayment of the outstanding Company indebtedness in the form of a Promissory Note, bilaterally executed by A.J. Ripin, which was a source of primary funding for corporate formation, offering and initial operating expenses. The conflict relates to the possible demand for repayment or conversion of the Promissory Note balance into securities of the Company as contractually specified between Maker (Company) and Payee (Merging Traffic, Inc.). A conflict may occur between satisfying the obligations of the Company in accordance with the Promissory Note and perceived efficient utilization of Company resources and cash flows. The conflict of interest is mitigated by the fiduciary duties imposed upon the Company’s Director(s) and Officers to the Company and its shareholders through NRS and Nevada case law. A copy of the Promissory Note is attached hereto as Exhibit 6b. See also “Interest of Management and Others in Certain Transactions” section below.

The terms of the Company’s existing Amended and Restated Articles of Incorporation and Bylaws, which includes the rights and responsibilities for the holders of any outstanding Company’s capital stock shares, the right to indemnity and limited liability of management, requirement to participate in binding arbitration, forum designation and a jury trial waiver were not negotiated at arm’s length.

Members of Company Management are Class B Common Stock shareholders with significant voting power and they might use their influence to prioritize personal gain, such as higher compensation for themselves or their family members, or to benefit a related business or pursue corporate policies that may not be in agreement with the personal preferences of Series A Preferred Stock shareholders.

FIDUCIARY RESPONSIBILITY OF THE MANAGEMENT

Directors and officers of a Nevada corporation may be accountable to the Company as a fiduciary and consequently must exercise good faith and a view to the interests of the Company. This is a rapidly developing and changing area of the law and potential Investors who have questions concerning the duties of the Directors and Officers relative to the Company and its shareholders should consult with their legal counsel.

Exculpation/Limits on Liability. The Amended and Restated Articles of Incorporation provide for limitations on personal liability of Directors and Officers. Company Directors and Officers may not be personally liable to the Company or its shareholders for monetary damages for a breach of fiduciary duty as a Director or Officer to the fullest extent permitted by the Nevada Revised Statutes, including but not limited to NRS Section 78.138 and Section 78.300, as the same now exists or hereafter may be amended. Directors and officers of a Nevada corporation are presumed to be exercising their respective powers in good faith, on an informed basis and with a view to the interests of the corporation. Directors and Officers of the Company are not liable for errors in judgment or other acts or omissions unless the action or inaction (i) is not a function of good faith, informed basis and with a view to the interests of the corporation, (ii) a breach of the director's or officer’s fiduciary duties, and (iii) the breach involved intentional misconduct, fraud or a knowing violation of law. Directors may be jointly and severally liable in the event unlawful distributions are made by the Company. In the event NRS or any other statute of the State of Nevada hereafter is amended to authorize the further elimination or limitation of the liability of Directors or Officers of the Company, then the liability of a Director or Officer of the Company shall be limited to the fullest extent permitted by the statutes of the State of Nevada, as so amended, and such elimination or limitation of liability shall be in addition to, and not in lieu of, the limitation on the liability of a director or officer specified in the Company's Amended and Restated Articles of Incorporation.

Indemnification. The Amended and Restated Articles of Incorporation and Bylaws provide for indemnification, to the fullest extent permitted by NRS Section 78.7502 and Section 78.751, of the Directors and Officers, employees and agents by the Company for liabilities it incurs in dealings with third parties on behalf of the Company. The Directors, Officers, employees and agents of the Company shall be entitled to be indemnified and held harmless by the Company, if the indemnification was approved in accordance with the Company’s Bylaws, at the expense of the Company, against any loss, expense, claim or liability (including attorneys’ fees) resulting from being a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative and including any appeal(s) thereof. Expenses incurred in defending a civil or criminal action, suit or proceeding, by an individual who may be entitled to indemnification, shall be paid by the Company in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of the Director, Officer, employee or agent to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the Company. The indemnification and advancement of expenses provided by, or granted pursuant to the Company’s Bylaws shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a Director, Officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, it is the opinion of the SEC that such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

The Company Bylaws provide that indemnification may not be made for any claim, issue or matter as to which such person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the Company or for amounts paid in settlement to the Company, unless and only to the extent that the court in which the action or suit was brought or other competent jurisdiction determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

Further, the Company possesses the power to purchase and maintain insurance or make other financial arrangements on behalf of any person who is or was a director, officer, employee or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against such person and incurred by such person in any such capacity or arising out of such person’s status as such, whether or not the corporation would have the power to indemnify such person against such liability and expenses.

DESCRIPTION OF PROPERTY

The Company does not currently own any business personal property or real property of any material significance. The Company does not currently lease any business personal property or real property. The Company currently shares office space, equipment and utilities with its affiliate, Tokenova, Inc.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Plan of Operations

The Company's first twelve (12) months plan of operations will entail directing approximately one hundred percent (100%) of the net proceeds received through this Offering to the Company, starting as soon as the Minimum Investment Amount is reached, if any. The Company will employ the net proceeds it receives from the Offering in the manner described in the “Use of Proceeds” section above. Please refer to the “Use of Proceeds” and “Description of the Business” sections for a detailed discussion of how the Company intends to execute the Plan of Operations.

BAD ACTOR DISCLOSURE

Neither the Company nor any member of the Company’s Management is subject to bad actor disqualifications or disclosures under any relevant U.S. securities laws including those specified in 17 CFR 230.506(d).

BANKRUPTCY AND LEGAL PROCEEDINGS

No Bankruptcy, Investigations, or Criminal Proceedings

Neither the Company nor any member of the Company’s Management have been part of any (i) bankruptcy proceedings, (ii) proceedings whereby there was a material evaluation of the integrity or ability of the person to manage a corporate entity, (iii) investigations regarding moral turpitude, or (iv) criminal proceedings or convictions (excluding traffic violations).

No Legal Proceedings Material to Company

The Company currently has no pending litigation, and the Company’s Management team is unaware of any ongoing or threatened legal actions related to the Company’s business, intellectual property, conduct, or other operational matters.

DIRECTORS, OFFICERS AND SIGNIFICANT EMPLOYEES

Name	Position/Title	Age	Term of Office	Approximate Hours per week
Max W. Hooper, PhD	Managing Director, Chief Executive Officer and Treasurer	79	March 2026 - present	40
Aaron Jay “A.J” Ripin	Director, President and Secretary	51	March 2026 - present	40
David S. Metcalf	Director	56	June 2026 - present	40
Allen R. Weiss	Director and Chairman of Board	72	June 2026 - present	8

Business Experience of Management

Max W. Hooper, PhD - Managing Director, Chief Executive Officer and Treasurer

Dr. Hooper serves as Managing Director, Chief Executive Officer, and Treasurer of Tokenova Worldwide, Inc. He is responsible for the Company’s overall management, growth strategy, and capital formation initiatives. Dr. Hooper has founded and led multiple companies across the media, technology, and financial services industries. He co-founded Equity Broadcasting Corporation, which grew to become one of the ten largest broadcasting companies in the United States, owning and operating more than one hundred (100) television stations. He previously served as President of Mergers and Acquisitions for a national financial services company and has served on the investment committees of multiple venture capital and angel funds. Dr. Hooper is a Certified Debt Arbitrator and has extensive experience in corporate restructuring and capital transactions. He also serves as Chief Executive Officer and Managing Director of Tokenova, Inc. (dba CriticalTech.Exchange) and Merging Traffic, Inc.

Aaron Jay “A.J.” Ripin - Director, President and Secretary

Mr. Ripin serves as Director, President, and Secretary of Tokenova Worldwide, Inc. He brings more than a decade of experience in technology strategy, product development, and emerging technologies, with a focus on mobile and social platforms. Mr. Ripin has deep expertise in data privacy, regulatory compliance, and the design and implementation of technology-driven business solutions. He is actively involved in the South Florida technology ecosystem and serves on multiple boards of directors. Mr. Ripin also serves as President of Tokenova, Inc. (dba CriticalTech.Exchange).

David S. Metcalf, PhD - Director

Dr. Metcalf serves as a Director of Tokenova Worldwide, Inc. He is the Director of the Mixed Emerging Technology Integration Lab (METIL) at the University of Central Florida’s Institute for Simulation and Training. With more than twenty (20) years of experience in emerging technologies, Dr. Metcalf has led technology initiatives for organizations including Google, Johnson & Johnson, the U.S. Department of Veterans Affairs, and the U.S. military. His work focuses on scalable enterprise systems, simulation, mobile technologies, and the integration of emerging technologies into complex operational environments. Dr. Metcalf also serves as a Director of Merging Traffic, Inc.

Allen R. Weiss - Director and Chairman of the Board of Directors

Mr. Weiss serves as Director and Chairman of the Board of Directors of Tokenova Worldwide, Inc. He had a thirty-nine (39) year career at The Walt Disney Company, where he most recently served as President of Worldwide Operations for Disney Parks and Resorts, a global business with annual revenues exceeding ten billion U.S. dollars ($10B) and approximately ninety-five thousand (95,000) employees. In that role, he oversaw large-scale operations, international expansion, and complex infrastructure and development initiatives across multiple continents. Following his tenure at The Walt Disney Disney, Mr. Weiss served as a Partner at Apollo Capital Management, where he was involved in acquisitions and governance of portfolio companies. He has extensive experience serving on corporate boards and has participated in numerous mergers and acquisitions across a variety of industries. Mr. Weiss also serves as a Director of Merging Traffic, Inc.

Nature of Family Relationships

There are no familial relationships between Directors, Officers, employees or any persons within the Company.

COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

The Directors and Officers of the Company currently do not receive salaries or other compensation from the Company. The Company may in the future compensate Directors and Officers for services rendered, subject to board approval and available working capital. No commissions or transaction-based compensation will be paid in connection with the sale of securities in this Offering. As of the date of this Offering Circular, the Company has four (4) Directors and two (2) individuals serving in executive officer roles (Chief Executive Officer and Treasurer; President and Secretary). The following table details the compensation Company’s Directors as group and the two (2) executive officers individually.

Name	Position/Title	Cash Compensation	Other Compensation	Total Compensation
Max W. Hooper, PhD	Managing Director, Chief Executive Officer and Treasurer	$0.00	$0.00	$0.00
A.J. Ripin	Director, President and Secretary	$0.00	$0.00	$0.00
4 Directors	Director Group	$0.00	$0.00	$0.00

The Company anticipates that it will implement compensation arrangements for its executive officers in the future. Any such compensation is expected to consist of annual cash compensation, and may also include equity-based compensation, in each case as determined by the Board of Directors. The Company expects that future compensation arrangements will be designed to align the interests of executive officers with the long-term success of the Company and will be subject to such terms and conditions as the Board of Directors deems appropriate, including performance-based criteria.

The Company currently has no formal compensation plans in place for its Directors or executive officers. Directors may be reimbursed for reasonable expenses incurred in connection with their service on the Board of Directors. It is anticipated that additional Directors or executive officers may be appointed as the Company executes its business plan, and such individuals may receive compensation as determined by the Board of Directors.

Expense Reimbursement to Management

Management shall be reimbursed by the Company for all operating expenses, fees, or costs incurred on behalf of the Company, including, without limitation, organizational expenses, legal fees, filing fees, accounting fees, costs of reporting to any governmental agencies, insurance premiums, travel, identification of business or real property, due diligence efforts, underwriting of assets for the Company, costs associated with evaluating any potential real property or business property-related investments, sales commissions and expenses, any brokerage-related fees, costs associated with communication with shareholders, consulting fees related to the Company, and any other Company-related costs and expenses. The Company may subcontract administrative, due diligence or technology development functions to third parties (e.g. appraisers, inspectors, subcontractors, brokers, coding and software developers, hardware designers, skilled trade labor) for the benefit of the Company and the costs of which will be Company expenses.

Compensation to Affiliates

The Company may engage its affiliates, or affiliates of its directors, officers, or management, to perform services on behalf of the Company. These services may include, but are not limited to, administrative support, due diligence, oversight and management of platform development, real property and subcontractor administration, and asset management and maintenance.

In the event the Company engages an affiliate to perform services, such affiliate will be compensated by the Company at then-current market rates for the services rendered. The Company will also reimburse the affiliate for reasonable out-of-pocket expenses incurred in connection with the performance of such services.

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN SECURITYHOLDERS

The following table contains certain information as of the Effective Date as to the number of voting shares beneficially owned by (i) each person known by the Company to own beneficially more than ten percent (10%) of the Company’s voting securities, (ii) each person who is either a Director or Officer of the Company who own beneficially more than ten percent (10%) of the Company’s voting securities, (iii) all persons as a group who are Directors and Officers of the Company, and as to the percentage of the outstanding shares held by that group on such dates and as adjusted to give effect to this Offering.

As of the date of this Offering there are no option agreements or other instruments in place beyond the referenced two (2) Promissory Notes providing for the purchase or issuance of either Series A Preferred Stock or any class of the Company’s Common Stock.

Title of Share Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Amount and Nature of Beneficial Ownership Acquirable	Percent of Class
Class B Common	Hooper Holdings Master Corporation [1] 6555 Sanger Road – Suite 100 Orlando, Florida 32827	6,332,000 Shares	N/A	31.66%
Class B Common	Ripin Capital Partners, Inc. [2] 6555 Sanger Road – Suite 100 Orlando, Florida 32827	6,336,000 Shares	N/A	31.68%
Class B Common	Allen R. Weiss 6555 Sanger Road – Suite 100 Orlando, Florida 32827	6,332,000 Shares	N/A	31.66%
Class B Common	David Metcalf, PhD 6555 Sanger Road – Suite 100 Orlando, Florida 32827	1,000,000 Shares	N/A	5.0%
Class B Common	4 Directors as a group	20,000,000 Shares	N/A	100%

1: Sole voting and investment power vested in Max W. Hooper, PhD.

2: Sole voting and investment power vested in A.J. Ripin.

N/A: Not Applicable

INTEREST OF MANAGEMENT AND OTHERS IN CERTAIN TRANSACTIONS

The Company has completed the following related-party transactions within the current fiscal year:

Promissory Note (Open Advance Note)

On April 6, 2026, the Company executed a Promissory Note with affiliate Tokenova, Inc. (dba CriticalTech.Exchange) that is intended to act as a line of credit or “Open Advance Note” which allows the Company access up to, but not to exceed, one hundred and twenty-five thousand U.S. dollars ($125,000) of capital upon written request of the Company. The Promissory Note was executed on behalf of the Company (the “Maker”) by A.J. Ripin in his capacities as a Director and President and executed on behalf of Tokenova, Inc. (the “Payee”) by A.J. Ripin in his capacities as a Director and President of Tokenova, Inc. The Promissory Note carries an interest rate of four percent (4.00%) per annum, computed on the basis of a three hundred sixty-five day (365) day year for the actual number of days on which a principal balance is outstanding and the outstanding principal balance and accrued but unpaid interest shall be due and payable on the earlier of (a) written demand by the Payee or (b) April 6, 2028 (the “Maturity Date”). All or any portion of outstanding principal balance and accrued but unpaid interest on may be converted into equity of the Company (Maker) under terms to be determined by the parties and documented in a separate written agreement or instrument. The Promissory Note shall be governed by and construed in accordance with the laws of the State of Delaware and neither party may assign the Promissory Note or any of their rights or obligations thereunder without the prior written consent of the other party, except that Tokenova, Inc. (Payee) may assign the Promissory Note to an affiliate or successor in connection with a merger, reorganization, or sale of substantially all of the assets of Tokenova, Inc. A copy of the Promissory Note by and between Tokenova Worldwide, Inc. and Tokenova, Inc. is included as Exhibit 6a.

Promissory Note (Open Advance Note)

On April 6, 2026, the Company executed a Promissory Note with affiliate Merging Traffic, Inc. that is intended to act as a line of credit or “Open Advance Note” which allows the Company access up to, but not to exceed, one hundred and twenty-five thousand U.S. dollars ($125,000) of capital upon written request of the Company. The Promissory Note was executed on behalf of the Company (the “Maker”) by A.J. Ripin in his capacities as a Director and President and executed on behalf of Merging Traffic, Inc. (the “Payee”) by A.J. Ripin in his capacity as the Chief of Staff of Merging Traffic, Inc. The Promissory Note carries an interest rate of four percent (4.00%) per annum, computed on the basis of a three hundred sixty-five day (365) day year for the actual number of days on which a principal balance is outstanding and the outstanding principal balance and accrued but unpaid interest shall be due and payable on the earlier of (a) written demand by the Payee or (b) April 6, 2028 (the “Maturity Date”). All or any portion of outstanding principal balance and accrued but unpaid interest on may be converted into equity of the Company (Maker) under terms to be determined by the parties and documented in a separate written agreement or instrument. The Promissory Note shall be governed by and construed in accordance with the laws of the State of Delaware and neither party may assign the Promissory Note or any of their rights or obligations thereunder without the prior written consent of the other party, except that Merging Traffic, Inc. (Payee) may assign the Promissory Note to an affiliate or successor in connection with a merger, reorganization, or sale of substantially all of the assets of Merging Traffic, Inc. A copy of the Promissory Note by and between Tokenova Worldwide, Inc. and Merging Traffic, Inc. is included as Exhibit 6b.

FEDERAL TAX TREATMENT

The Company intends to continue to operate and be taxed as a corporation in accordance with the Internal Revenue Service Code, the Treasury Regulations (the “Treasury Regulations”) promulgated thereunder (including temporary and proposed Treasury Regulations). The tax consequences of an investment in the Company may be complex and will vary depending upon each investor’s individual circumstances, and this discussion does not purport to address federal income tax consequences applicable to all categories of investors, some of whom may be subject to special or other treatment under the tax laws (including, without limitation, insurance companies, qualified pension plans, tax-exempt organizations, financial institutions or broker-dealers, traders in securities that elect to mark to market, persons or entities owning capital stock as part of a “straddle,” “hedge” or “conversion transaction,” domestic corporations, “S” corporations, REITs or regulated investment companies, trusts and estates, persons who are not citizens or residents of the United States, persons who hold their interests in the Company through a company or other entity that is a pass-through entity for U.S. federal income tax purposes or persons for whom an interest in the Company is not a capital asset or who provide directly or indirectly services to the Company). Further, this limited discussion does not address all of the foreign, state, local or other tax laws that may be applicable to the Company or its partners.

Subscribers and prospective Investors are urged to consult with and rely upon their own tax advisors for advice on these and other tax matters with specific reference to their own tax situation and potential changes in applicable law.

FOREIGN INVESTORS: NON-U.S. INVESTORS ARE SUBJECT TO UNIQUE AND COMPLEX TAX CONSIDERATIONS. THE COMPANY AND MANAGEMENT MAKE NO DECLARATIONS AND OFFER NO ADVICE REGARDING THE TAX IMPLICATIONS TO SUCH FOREIGN INVESTORS, AND SUCH INVESTORS ARE URGED TO SEEK INDEPENDENT ADVICE FROM ITS OWN TAX COUNSEL OR ADVISORS BEFORE MAKING ANY INVESTMENT.

Tax Returns

Annually, if required, the Company will timely provide its shareholders with sufficient information from the Company's informational tax return or any report of income from dividends or other distributions to such persons to prepare their individual federal, state and local tax returns. The Company's tax returns and reports to shareholders, if any, will be prepared by a tax professional selected by the Company’s Management.

ERISA CONSIDERATIONS

In Some Cases, if the Investors Fails to Meet the Fiduciary and Other Standards Under the Employee Retirement Income Security Act of 1974, as Amended (“ERISA”), the Code or Common Law as a Result of an Investment in the Company’s Units, the Investor Could be Subject to Liability for Losses as Well as Civil Penalties:

There are special considerations that apply to investing in the Company’s Series A Preferred Shares on behalf of pension, profit sharing or 401(k) plans, health or welfare plans, individual retirement accounts or Keogh plans. If the investor is investing the assets of any of the entities identified in the prior sentence in the Company's Series A Preferred Shares, the Investor should satisfy themselves that:

1.	The investment is consistent with the investor’s fiduciary obligations under applicable law, including common law, ERISA and the Code;
2.	The investment is made in accordance with the documents and instruments governing the trust, plan or IRA, including a plan’s investment policy;
3.	The investment satisfies the prudence and diversification requirements of Sections 404(a)(1)(B) and 404(a)(1)(C) of ERISA, if applicable, and other applicable provisions of ERISA and the Code;
4.	The investment will not impair the liquidity of the trust, plan or IRA;
5.	The investment will not produce “unrelated business taxable income” for the plan or IRA;
6.	The Investor will be able to value the assets of the plan annually in accordance with ERISA requirements and applicable provisions of the applicable trust, plan or IRA document; and,
7.	The investment will not constitute a prohibited transaction under Section 406 of ERISA or Section 4975 of the Code.

Failure to satisfy the fiduciary standards of conduct and other applicable requirements of ERISA, the Code, or other applicable statutory or common law may result in the imposition of civil penalties and can subject the fiduciary to liability for any resulting losses as well as equitable remedies. In addition, if an investment in the Company’s Series A Preferred Shares constitutes a prohibited transaction under the Code, the “disqualified person” that engaged in the transaction may be subject to the imposition of excise taxes with respect to the amount invested.

SECURITIES BEING OFFERED

As of the date of this Offering, the Company has authorized in its Amended and Restated Articles of Incorporation the issuance of two (2) classes of capital stock, Preferred Stock and Common Stock, in the amounts of twenty-five million (25,000,000) and two hundred million (200,000,000), respectively. The Company has authorized the issuance of one (1) series of Preferred Stock, Series A Preferred Stock, in the amount of ten million (10,000,000) shares. The Company has further authorized the issuance of two (2) classes of Common Stock, Class A Common Stock and Class B Common Stock, in the amounts of one hundred million (100,000,000) and fifty million (50,000,000), respectively.

There are zero (0) Series A Preferred Stock shares, zero (0) Class A Common Stock shares and twenty million (20,000,000) Class B Common Stock shares issued and outstanding as of the date of this Offering Circular. Class A Common Stock shares and Class B Common Stock shares are not being offered nor are they available to be purchased by the public through this Offering.

The securities being offered to the public through this Offering are equity interests in Tokenova Worldwide Inc. in the form of Series A Preferred Shares. In the event of the Company achieving the Maximum Offering Amount and issuing the maximum number of Series A Preferred Stock shares without issuing any subscriber incentive allocations, the Company’s Series A Preferred Shares, as a class of Company capital stock shares, will constitute a total equity interest in the Company of approximately twenty-seven and twenty-eight hundredths percent (27.28%) with the remaining approximate seventy-two and seventy-two hundredths percent (72.72%) of equity interest in the Company vesting in the existing Class B Common Stock shareholders. In the event of the Company achieving the Maximum Offering Amount and issuing both the maximum number of Series A Preferred Stock shares and subscriber incentive allocations, the Company’s Series A Preferred Shares, as a class of Company capital stock shares, will constitute a total equity interest in the Company of approximately twenty-eight and seventy-three hundredths percent (28.73%) with the remaining approximate seventy-one and twenty-seven hundredths percent (71.27%) of equity interest in the Company vesting in the existing Class B Common Stock shareholders.

The percentage of ownership in the Company for any Series A Preferred Stock shareholder can be determined with a ratio whereby the number of Series A Preferred Shares owned by an Investor is divided by total number of outstanding Company Preferred Shares and Common Stock shares. Each Series A Preferred Share is being offered by the Company at ten U.S. dollars ($10.00) per Series A Preferred Stock share. The Minimum Investment Amount to become a Series A Preferred Stock Shareholder in the Company is five thousand U.S. dollars ($5,000.00) or five hundred (500.0) Series A Preferred Stock shares.

By purchasing Series A Preferred Shares through this Offering, an Investor will become a Series A Preferred Stock Shareholder and will be granted rights as stated below.*

*Please note that the following is a summary of the rights granted to a Series A Preferred Stock Shareholder and is not exhaustive. For a complete description of all rights associated with being a Series A Preferred Stock Shareholder in the Company, please see Exhibit 2b, “Amended and Restated Articles of Incorporation of Tokenova Worldwide, Inc.” and Exhibit 2c “Bylaws of Tokenova Worldwide, Inc.” All capitalizations in this section are defined in the Amended and Restated Articles of Incorporation, Bylaws or Stockholder Agreement, if any, and all references to a Section or Article relate to the applicable Section or Article in the Amended and Restated Articles of Incorporation, Bylaws or Stockholder Agreement, if any.

The business and affairs of the Company shall be managed, operated and controlled by or under the exclusive direction of the Directors and Officers of the Company. The Management shall have full and complete power, authority and discretion for, on behalf of and in the name of the Company to take such actions as the Management may deem necessary or advisable to carry out any and all of the objectives and purposes of the Company, without the consent, approval or knowledge of the Series A Preferred Stock Shareholders. All Company investment, operations, managerial and day-to-day activity decisions shall be made by the Management.

VOTING RIGHTS

Except as otherwise provided by Nevada Revised Statutes (the “NRS”) or the Company’s Amended and Restated Articles of Incorporation, a holder of the Company’s Series A Preferred Shares is not entitled to vote on any corporate action or matter that may be subject to the vote of the Company’s shareholders. Only Company Common Stock shares are entitled to vote on corporate matters. Company Series A Preferred Shareholders will only be permitted to vote on any Company matter after the successful conversion of Series A Preferred Stock shares into Class A Common Stock shares. A Class A Common Stock shareholder shall possess the right to one (1) vote for each Class A Common Stock share. Class B Common Stock shareholders shall possess the right to five (5) votes for each Class B Common Stock share.

The Company has prohibited the practice of cumulative voting by shareholders. The Company’s Amended and Restated Articles of Incorporation specify in Article IV(B)(4) that there shall be no cumulative voting for any class of Common Stock of the Company possessing a right to vote on any corporate matter. Further, the Bylaws of the Company specify in Section 2.15 that cumulative voting shall not be permitted for directors, officers or in any other matter subject to a vote of any series or class of shareholder.

DISTRIBUTIONS

Except as otherwise provided by NRS or the Company’s Amended and Restated Articles of Incorporation, distributions may be declared and paid to the Series A Preferred Stock, if declared thereon to holders of shares of Series A Preferred Stock or any class of Common Stock by the Board of Directors from time to time out of assets or funds of the Corporation legally available therefor. Distributions may be declared and paid to the holders of Company’s Class A Common Stock or the holders of Class B Common Stock if declared thereon to holders of shares of Class A Common Stock or Class B Common Stock by the Board of Directors from time to time out of assets or funds of the Corporation legally available therefor.

Except as otherwise provided by the Company’s Amended and Restated Articles of Incorporation, in the event the Corporation shall declare or pay any dividend or make any other distribution to the holders of Common Stock payable in securities of the Corporation, the same dividend or distribution with the same record date and payment date shall be declared and paid on all shares of Common Stock.

LIQUIDATION PREFERENCE

As provided by the Company’s Amended and Restated Articles of Incorporation, Series A Preferred Shares shall possess liquidation preference equal to any other Preferred Stock shareholder which includes being entitled to be paid out of the assets of the Company available for distribution to its stockholders in the event of any liquidation in the furtherance of the dissolution or winding up of the affairs of the Corporation, before any payment shall be made to the holders of Common Stock. If sufficient funds exist at the time of the liquidation event, liquidating distributions for each Series A Preferred Stock share shall be limited to an aggregate amount equal to (i) the original issue purchase price per share of the Series A Preferred Stock plus (ii) all accrued and unpaid dividends payable to each share of Series A Preferred Stock on the date fixed for the liquidation distribution, and no more. After payment of the full amount to which they are entitled the holders of shares of Series A Preferred Stock shall not be entitled to any further right or claim to any of the remaining assets of the Corporation.

Except as otherwise provided by NRS or the Company’s Amended and Restated Certificate of Incorporation, the Company’s Class A Common Stock and Class B Common Stock are subject to the rights of holders of any series of outstanding Preferred Stock and class of Common Stock. Holders of Class A Common Stock and Class B Common Stock shall have equal rights to receive the assets and funds of the Corporation available for distribution to its stockholders in the event of any liquidation, dissolution or winding up of the affairs of the Corporation, whether voluntary or involuntary. Class A Common Stock and Class B Common Stock shall not be entitled to any liquidation preference over any other class of Common Stock.

CONVERSION RIGHTS

Except as otherwise provided by NRS or the Company’s Amended and Restated Certificate of Incorporation, the Company’s Series A Preferred Shares shall automatically convert at a ratio of one (1) Series A Preferred Share into one (1) Class A Common Stock share of the Company in accordance with Article IV(C)(1.6)(a) of the Amended and Restated Articles of Incorporation. Mandatory conversion of Series A Preferred Shares into Class A Common Stock shares shall occur in the event of (i) merger, consolidation or combination of the Corporation with or into any other corporation; (ii) the sale, lease, transfer or other exchange of all or substantially all of the assets of the Corporation; or (iii) the registration of the capital stock in the Corporation with the U.S. Securities and Exchange Commission in anticipation of an initial public offering (an “IPO”).

Except as otherwise provided by NRS or the Company’s Amended and Restated Certificate of Incorporation, the Company’s Series A Preferred Stock shareholders possess the affirmative right to convert one (1) Series A Preferred Share into one (1) Class A Common Stock share of the Company at any time in accordance with Article IV(C)(1.6)(b) of the Amended and Restated Articles of Incorporation.

Except as otherwise provided by NRS or the Company’s Amended and Restated Certificate of Incorporation, the Company’s Class A Common Stock and Class B Common Stock shall not possess the right of conversion into any other Company capital stock.

PREEMPTIVE RIGHTS

Except as otherwise provided by NRS or the Company’s Amended and Restated Certificate of Incorporation, the Company’s Series A Preferred Shares and Class A Common Stock shares possess no preemptive rights with respect to any Company securities authorized or issued through future offerings. The Company’s Amended and Restated Certificate of Incorporation specify that each holder of Class B Common Stock shall have the right of first refusal to purchase additional shares in any future issuance of shares of Common Stock or Preferred Stock or other securities of the Corporation to ensure that each holder of Class B Common Stock has the opportunity to maintain their percentage ownership interest in the Company before any shares or other securities are offered to outside investors. The preemptive rights afforded to Class B Common Stock shareholders shall apply unless explicitly waived in writing by the respective holder of Class B Common Stock.

NO SINKING FUND PROVISIONS

The Company has not provided for, at the time of this Offering, a sinking fund for the repurchase or redemption of the Company’s Series A Preferred Shares, Class A Common Stock or Class B Common Stock.

NO LIABILITY TO FURTHER CALLS OR TO ASSESSMENT BY THE ISSUER

The Company does not provide for further calls or to assessment on the Series A Preferred Shares, Class A Common Stock or Class B Common Stock of the Company.

RESTRICTIONS ON TRANSFER OR ALIENABILITY

Except as otherwise provided by NRS, the Company’s Amended and Restated Articles of Incorporation or Bylaws, the Company’s Series A Preferred Shares possess no restrictions on their transferability. Neither the Company’s Class A Common Shares nor the Class B Common Stock shares possess any restrictions on their transferability in the Company’s Amended and Restated Articles of Incorporation or Bylaws. Class B Common Stock are “restricted shares” and “control shares” which carry restrictive legends and whose transferability require compliance with Securities Act Rule 144 (17 CFR §230.144).

NO REDEMPTION BY COMPANY

The Company does not possess the right, in whole or in part, to redeem or purchase any Series A Preferred Shares, Class A Common Stock or Class B Common Stock shares.

NO DISCRIMINATION PROVISIONS

There are no provisions discriminating against any existing or prospective holders of Company Series A Preferred Shares as a result of such shareholder owning a substantial amount of Company Series A Preferred Shares. Similarly, there are no provisions discriminating against any (i) existing or prospective holders of Company Class A Common Stock shares as a result of such shareholder owning a substantial amount of Company Class A Common Stock shares or (ii) existing or prospective holders of Company Class B Common Stock shares as a result of such shareholder owning a substantial amount of Company Class B Common Stock shares.

PROTECTIVE PROVISIONS

The Company’s Amended and Restated Articles of Incorporation specify that with respect to the Series A Preferred Stock, the Company cannot without first obtaining the written consent or affirmative vote of holders of no less than fifty percent (50%) of Series A Preferred Stock:

(a)	liquidate, dissolve or wind-up the business and affairs of the Corporation, effect any merger or consolidation or the sale, lease, transfer, exclusive license or other disposition, in a single transaction or series of related transactions, by the Corporation of all or substantially all the assets of the Corporation, or consent to any of the foregoing;
(b)	cancel or terminate any outstanding shares of Series A Preferred Stock; or,
(c)	directly or indirectly, whether by amendment, or through merger, recapitalization, consolidation or in any other manner, amend, alter or repeal or adopt any provision of this Articles of Incorporation or the Bylaws (defined below) of the Corporation that is inconsistent with or otherwise adversely affects or modifies the voting, par value, powers, preferences, special rights, privileges or restrictions of the Series A Preferred Stock.

Class A Common Stock do not possess any provisions within the Company’s Amended and Restated Articles of Incorporation which protect the rights and privileges of the Class A Common Stock shareholders.

The Company’s Amended and Restated Articles of Incorporation specify that with respect to the Class B Common Stock, the Company cannot without first obtaining the written consent or affirmative vote of holders of no less than fifty percent (50%) of Class B Common Stock:

(a)	liquidate, dissolve or wind-up the business and affairs of the Corporation, effect any merger or consolidation or the sale, lease, transfer, exclusive license or other disposition, in a single transaction or series of related transactions, by the Corporation of all or substantially all the assets of the Corporation, or consent to any of the foregoing;
(b)	cancel or terminate any outstanding shares of Class B Common Stock;
(c)	directly or indirectly, whether by amendment, or through merger, recapitalization, consolidation or in any other manner, amend, alter or repeal or adopt any provision of this Articles of Incorporation or the Bylaws (defined below) of the Corporation that is inconsistent with or otherwise adversely affects or modifies the voting, par value, powers, preferences, special rights, privileges or restrictions of the Class B Common Stock; or,
(d)	adopt any anti-takeover measure.

PART F/S

Independent Auditor’s Report

To the Manager of

Tokenova Worldwide, Inc.

Opinion

We have audited the accompanying financial statements of Tokenova Worldwide, Inc. (the “Company”), which comprise the balance sheet as of May 31, 2026, and the related statements of operations, changes in member's deficit, and cash flow for the period from March 31, 2026 (inception) to May 31, 2026 and the related notes to the financial statements.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company as of May 31, 2026, and the related statements of operations, changes in member's deficit, and cash flow for the period from March 31, 2026 (inception) to May 31, 2026, in accordance with accounting principles generally accepted in the United States of America.

Basis for Opinion

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Our responsibilities under those standards are further described in the Auditor’s Responsibilities for the Audit of the Financial Statements section of our report. We are required to be independent of the Company and to meet our other ethical responsibilities in accordance with the relevant ethical requirements relating to our audits. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Responsibilities of Management for the Financial Statements

Management is responsible for the preparation and fair presentation of the financial statements in accordance with accounting principles generally accepted in the United States of America, and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

In preparing the financial statements, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern within one year after the date that the financial statements are available to be issued.

Auditor’s Responsibilities for the Audit of the Financial Statements

Our objectives are to obtain reasonable assurance about whether the financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditor’s report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with generally accepted auditing standards will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the financial statements.

In performing an audit in accordance with generally accepted auditing standards, we:

·	Exercise professional judgment and maintain professional skepticism throughout the audit.
·	Identify and assess the risks of material misstatement of the financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements.
·	Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control. Accordingly, no such opinion is expressed.
·	Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the financial statements.
·	Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern for a reasonable period of time.

Doubt about the Company's Ability to Continue as a Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note C to the financial statements include no assets or equity. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. Management’s evaluation of the events and conditions and management's plans regarding those matters are also described in Note B. The financial statements do not include any adjustments that might result from the outcome of this uncertainty. Our opinion is not modified with respect to this matter.

We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control related matters that we identified during the audit.

Coral Springs, Florida

June 2, 2026

TOKENOVA WORLDWIDE, INC.

BALANCE SHEET

As of
May 31, 2026

ASSETS
CURRENT ASSETS
Cash and cash equivalents	$-

TOTAL CURRENT ASSETS	-

TOTAL ASSETS	$-

LIABILITIES AND SHAREHOLDER’S EQUITY (DEFICIT)

CURRENT LIABILITIES
Accounts Payable	$39,660
Related party promissory note	60,878

TOTAL CURRENT LIABILITIES	100,538
TOTAL LIABILITIES	100,538

COMMITMENTS AND CONTINGENCIES	-

SHAREHOLDER’S EQUITY (DEFICIT)
Common Stock, $0.0001 par value; 50,000,000 shares authorized; 0 shares issued and outstanding , respectively	-
Class A Common Stock, $0.0001 par value; 100,000,000 shares authorized; 0 shares issued and outstanding, respectively	-
Class B Common Stock, $0.0001 par value; 50,000,000 shares authorized; 20,000,000 shares issued and outstanding , respectively	2,000
Preferred Stock, $0.0001 par value; 20,000,000 shares authorized; 1,500,000 shares designated 0 shares issued and outstanding , respectively	-
Additional paid-in capital	(2,000)
Accumulated Equity (Deficit)	(100,538)
TOTAL SHAREHOLDER’S EQUITY (DEFICIT)	(100,538)

TOTAL LIABILITIES AND SHAREHOLDER’S EQUITY (DEFICIT)	$-

The accompanying notes are an integral part of this financial statement.

TOKENOVA WORLDWIDE, INC.

STATEMENT OF OPERATIONS

For the Period from March 31, 2026 to May 31, 2026

2026

REVENUE
Sales	$-
Cost of Goods Sold	-
Gross Profit	-

OPERATING EXPENSES
General and administrative expenses	100,538
Total Operating Expenses	100,538

NET INCOME (LOSS) FROM OPERATIONS	(100,538)

Net Income (Loss) before provision for income taxes	(100,538)

Provision for Income Taxes

NET INCOME (LOSS)	$(100,538)

The accompanying notes are an integral part of this financial statement.

TOKENOVA WORLDWIDE, INC.

STATEMENT OF CASH FLOWS

For the Period from March 31, 2026 to May 31, 2026

CASH FLOWS FROM OPERATING ACTIVITIES:
Net Loss	$(100,538)
Adjustments to reconcile net loss to net cash used in operating activities
Changes in operating assets and liabilities:
Accounts payable and accrued expenses	39,660
Net Cash Used In Operating Activities	$(60,878)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from related party payables	60,878
Net Cash Provided by Financing Activities	$60,878

CASH AT BEGINNING OF PERIOD	$-

CASH AT END OF PERIOD	$-

Supplemental cash flow information:
Cash paid for income taxes	$-
Cash paid for interest expense	$-

The accompanying notes are an integral part of this financial statement.

TOKENOVA WORLDWIDE, INC.

STATEMENTS OF STOCKHOLDER’S EQUITY (deficit)

For the Period from March 31, 2026 to May 31, 2026

	Class B Shares Outstanding	Common Shares Par	Additional Paid-in Capital	Accumulated Equity (Deficit)	Total Stockholders’ Equity (Deficit)

Balance March 31, 2026	-	$-	$-	$-	$-
Issuance of Shares	20,000,000	2,000	(2,000)	-	-
Net Income (Loss)	-	-	-	(100,538)	(100,538)
Balance May 31, 2026	20,000,000	2,000	(2,000)	(100,538)	(100,538)

The accompanying notes are an integral part of this financial statement.

Tokenova Worldwide, Inc.
Notes to Financial Statements
May 31, 2026

Note A – Nature of Business and Organization

Nature of Operations

Tokenova Worldwide, Inc. (the “Company”) was incorporated in the State of Nevada on March 31, 2026.

The Company is developing a capital infrastructure framework designed to support the origination, structuring, and lifecycle management of investment opportunities in private market securities and real-world asset sectors, including infrastructure, artificial intelligence, advanced manufacturing, and related technologies.

The Company is currently in the development stage and has not commenced revenue-generating operations. Activities to date have consisted primarily of corporate formation, organizational development, regulatory preparation, and evaluation of potential business opportunities and strategic initiatives.

Note B – Significant Accounting Policies

Basis of Accounting

The accompanying financial statements have been prepared on the accrual basis of accounting in accordance with accounting principles generally accepted in the United States of America (U.S. GAAP).

Financial Instruments

The Company's financial instruments consist primarily of cash and investments. The carrying value of the financial instruments are considered to be representative of their respective fair value.

Income Taxes

The Company accounts for income taxes, whereby deferred income taxes are recorded based on differences between the financial reporting and tax basis of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the underlying assets are received or liabilities are settled. In evaluating the Company's ability to recover the deferred tax assets within the jurisdiction from which they arise, management considers all available positive and negative evidence and establishes a valuation allowance if necessary to reduce the deferred tax assets to their expected net realizable value.

The Company recognizes the financial statement benefit of a tax position only after determining that the relevant tax authority would more likely than not sustain the position following an audit for tax positions meeting the more-likely-than-not threshold, the amount recognized in the financial statements is the largest benefit that has a greater than 50% likelihood of being realized upon ultimate settlement with the relevant tax authority. Increases or decreases to the unrecognized tax benefits could result from management's belief that a position can or cannot be sustained upon examination based on subsequent information or potential lapse of the applicable statute of limitation for certain tax positions. On May 31, 2026, the Company determined it did not have any uncertain tax positions.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make judgments, estimates and assumptions that affect the application of accounting policies, reported amounts, and disclosures. Actual results could differ from these estimates.

Note C – Going Concern

The accompanying financial statements have been prepared assuming the Company will continue as a going concern. The ability of the Company to continue as a going concern is dependent upon future sales and obtaining additional capital and financing. While the Company believes in the viability of its ability to raise additional funds, there can be no assurances to that effect. The financial statements do not include adjustments to reflect the possible effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the outcome of this uncertainty.

Note D – Stockholders’ Deficit

The Company’s Amended and Restated Articles of Incorporation authorize:

·	50,000,000 shares of Common Stock, par value $0.0001 per share; and
·	100,000,000 shares of Class A Common Stock, par value $0.0001 per share; and
·	50,000,000 shares of Class B Common Stock, par value $0.0001 per share; and
·	25,000,000 shares of Preferred Stock, par value $0.0001 per share.

The Class B Common Stock possesses five (5) votes per share.

As of May 20, 2026, the Company had 20,000,000 shares of Class B Common Stock issued and outstanding.

Additionally, 1,500,000 shares of Preferred Stock were designated as Series A Preferred Stock pursuant to the Company’s Amended and Restated Articles of Incorporation. No Series A Preferred Stock shares were issued or outstanding as of the balance sheet date.

On May 20, 2026, pursuant to the Company’s Amended and Restated Articles of Incorporation and Unanimous Written Consent, all previously issued unclassified common stock was surrendered, cancelled, and replaced with Class B Common Stock issuances.

The Company issued Class B Common Stock to founders and directors as part of the Company’s organizational and governance structure during its development stage prior to external financing activities. Management determined such issuances were appropriately recorded at par value.

Note E – Related Party Transactions

The Company has funded organizational, professional service, and offering-related expenses through affiliated entities under promissory note arrangements. These arrangements include:

Maximum aggregate funding of $125,000 Maturity date of April 2028

Interest at 4% per annum (simple, non-compounding)

As of May 27, 2026, the Company had an outstanding balance of approximately $60,878.21 due to related parties.

Note F - Subsequent Events

Management has evaluated subsequent events through June 2, 2026, the date on which the consolidated financial statements were available to be issued, and determined that no material events have occurred that require adjustment or disclosure.

EXHIBIT INDEX

Exhibit 2a: Domestic Corporation Charter – Tokenova Worldwide, Inc.

Exhibit 2b: Amended and Restated Articles of Incorporation of Tokenova Worldwide, Inc.

Exhibit 2c: Bylaws of Tokenova Worldwide, Inc.

Exhibit 4: Form of Subscription Agreement

Exhibit 6a: Promissory Note (Open Advance Note) – Tokenova, Inc.

Exhibit 6b: Promissory Note (Open Advance Note) – Merging Traffic, Inc.

Exhibit 8: Escrow Agreement

Exhibit 11: Consent of Independent Auditor

Exhibit 12: Opinion of Counsel Certifying Legality

SIGNATURES

Pursuant to the requirements of Regulation A, the Issuer certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form 1-A and has duly caused this Offering Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Orlando, State of Florida on July 1, 2026.

ISSUER COMPANY LEGAL NAME AND ADDRESS:

Tokenova Worldwide, Inc.

6555 Sanger Road, Suite 100
Orlando, Florida 32827

By: /s/ Max W. Hooper

Name: Max W. Hooper, PhD

Title: Chief Executive Officer

Date: July 1, 2026

Location signed: Orlando, Florida

This Offering Statement has been signed by the following persons in the capacities and on the dates indicated:

/s/ Allen R. Weiss

Allen R. Weiss, Director, Chairman of the Board of Directors

Date: July 1, 2026

Location Signed: Orlando, Florida

/s/ Max W. Hooper

Max W. Hooper, PhD, Managing Director, Chief Executive Officer, Treasurer and acting principal accounting officer

Date: July 1, 2026

Location Signed: Orlando, Florida

/s/ A.J. Ripin

A.J. Ripin, Director, President and Secretary

Date: July 1, 2026

Location Signed: Orlando, Florida

/s/ David S. Metcalf

David S. Metcalf, PhD, Director

Date: July 1, 2026

Location Signed: Orlando, Florida